Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

Teledyne Technologies Incorporated,

DETECT MERGER SUB, INC.

and

Varex Imaging Corporation

dated

August 10, 2026

I.	THE MERGER		1
	1.1	The Merger	1
	1.2	Closing	2
	1.3	Effective Time	2
	1.4	Effects of the Merger	2
	1.5	Certificate of Incorporation and Bylaws	2
	1.6	Directors and Officers	2
II.	EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT MATTERS; TREATMENT OF COMPANY EQUITY AWARDS		3
	2.1	Effect on Capital Stock	3
	2.2	Adjustments	3
	2.3	Dissenting Shares	3
	2.4	Payment Matters.	4
	2.5	Treatment of Company Equity Awards.	6
	2.6	Withholding	8
III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
	3.1	Organization, Good Standing and Qualification	8
	3.2	Capital Structure; Subsidiaries	9
	3.3	Corporate Authority; Approvals; Fairness Opinion	10
	3.4	Governmental Filings; No Violations	11
	3.5	SEC Filings	11
	3.6	Financial Statements; Liabilities	12
	3.7	Absence of Certain Changes	13
	3.8	Compliance with Law	13
	3.9	Litigation	13
	3.10	Employee Benefits	14
	3.11	Environmental Matters	15
	3.12	Regulatory Matters	16
	3.13	Taxes	17
	3.14	Labor Matters	18
	3.15	Intellectual Property	18
	3.16	Insurance	19
	3.17	Properties	19

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated August 10, 2026, among Teledyne Technologies Incorporated, a Delaware corporation (“Parent”), Detect Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Varex Imaging Corporation, a Delaware corporation (the “Company” and, together with Parent and Merger Sub, each, a “Party” and, collectively, the “Parties”). Capitalized terms used in this Agreement and not defined where first used have the respective meanings given to them in Annex A.

RECITALS

A.                The Parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and, pursuant to the Merger each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than (i) shares of Company Common Stock canceled pursuant to Section 2.1(a)(ii) and (ii) Dissenting Shares, which will be treated in accordance with Section 2.3), will be converted into the right to receive the Merger Consideration;

B.                 The board of directors of the Company (the “Company Board”) has (i) approved this Agreement and the transactions contemplated hereby, including the Merger (such transactions, the “Transactions”), on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders, and (iii) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL (this clause (iii), the “Company Board Recommendation”);

C.                 The board of directors of Parent (the “Parent Board”) has (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Parent and its stockholders;

D.                 The board of directors of Merger Sub (the “Merger Sub Board”) has (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub and Parent (as the sole stockholder of Merger Sub), and (iii) resolved to recommend that Parent (as the sole stockholder of Merger Sub) adopt this Agreement in accordance with the DGCL; and

E.                  Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement and the consummation by Merger Sub of the Transactions in accordance with the DGCL by written consent immediately following the execution of this Agreement.

NOW, THEREFORE, each of the Parties agrees as follows:

I. THE MERGER

1.1                The Merger.

(a)                On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”).

(b)                Upon consummation of the Merger, the separate corporate existence of Merger Sub will cease and the Surviving Corporation will continue as the Surviving Corporation and as a wholly owned Subsidiary of Parent.

1.2               Closing. The closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents as soon as practicable but in no event later than 10:00 a.m. (Eastern Time) on the fourth Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3               Effective Time. On the Closing Date, the Parties will cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger will become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the Parties prior to the filing of such Certificate of Merger (the time at which the Merger becomes effective is referred to as the “Effective Time”).

1.4               Effects of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

1.5               Certificate of Incorporation and Bylaws. At the Effective Time, subject to the provisions of Section  5.10, by virtue of the Merger and without any action on the part of the Parties, (a) the certificate of incorporation of the Surviving Corporation will be amended and restated to be in the form attached hereto as Exhibit A and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, in each case, until thereafter amended as provided therein and in accordance with the DGCL, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Corporation and Merger Sub will, or Parent will cause Merger Sub or the Surviving Corporation to, as applicable, make any modifications necessary to comply with Section  5.10.

1.6               Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and the DGCL.

II. EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT MATTERS; TREATMENT OF COMPANY EQUITY AWARDS

2.1               Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or the holders of any Company Common Stock or any shares of capital stock of Merger Sub:

(a)                Company Common Stock.

(i)                 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares of Company Common Stock to be cancelled and retired in accordance with Section  2.1(a)(ii) and (ii) Dissenting Shares (which will be treated in accordance with Section  2.3)) will be converted automatically into, and will thereafter represent only the right to receive, an amount in cash equal to $18.90, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock will cease to be outstanding and will automatically be canceled and will cease to exist, and each holder of (i) a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Certificate”) or (ii) an uncertificated share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(ii)                Each share of Company Common Stock that is owned by the Company as a treasury share or that is owned by a Subsidiary of the Company immediately prior to the Effective Time will be canceled and will cease to exist and no consideration will be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub or any of their wholly owned Subsidiaries will be canceled and will cease to exist and no consideration will be delivered in exchange therefor.

(b)                Merger Sub Common Stock. Each share, par value $0.01 per share, of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares will constitute the only issued and outstanding shares of the Surviving Corporation.

2.2               Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II will be equitably adjusted as necessary to provide, without duplication, the holders of Company Common Stock, Company Equity Awards or other equity securities of the Company with the same economic effect as contemplated by this Agreement prior to such event.

2.3                Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder of Company Common Stock who is entitled to exercise, and who properly exercises, appraisal rights with respect to such shares of Company Common Stock (each, a “Dissenting Stockholder”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such shares, “Dissenting Shares”), will not be converted into the right to receive the Merger Consideration at the Effective Time as described in Section  2.1. At the Effective Time, any Dissenting Stockholder will cease to have any rights to such Dissenting Shares except for the right to receive payment of the fair value of such Dissenting Shares as may be determined to be due to the holder(s) of such Dissenting Shares in accordance with the DGCL, unless and until such Dissenting Stockholder effectively waives, fails to perfect or is otherwise no longer entitled to payment for such Dissenting Shares in accordance with the DGCL. If any such Dissenting Stockholder effectively waives, fails to perfect or is otherwise no longer entitled to payment for the Dissenting Shares held by such Dissenting Stockholder in accordance with the DGCL, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder will be converted solely into the right to receive, without any interest thereon, the Merger Consideration in accordance with Section  2.4. The Company will give Parent prompt notice of any written demands for appraisal of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL.

2.4               Payment Matters.

(a)                Prior to the Effective Time, Parent shall appoint a nationally recognized reputable U.S. bank or trust company (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II. Prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration to which holders of shares of Company Common Stock will be entitled at the Effective Time pursuant to this Agreement (such cash, and any additional cash deposited pursuant to Section  2.4(b), being hereinafter referred to as the “Payment Fund”).

(b)                Pending its disbursement in accordance with this Section  2.4, Parent will direct the Paying Agent to invest the cash in the Payment Fund as directed by Parent in accordance with the paying agent agreement to be executed in connection with the Transactions. No such investment or loss thereon will affect the rights of any holder of Company Common Stock or Company Equity Awards to receive the Merger Consideration as provided herein. In the event that the Payment Fund is insufficient to make the payments of Merger Consideration contemplated by this Agreement, Parent will, or will cause the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Payment Fund will not be used for any purpose not expressly provided for in this Agreement.

(c)                Promptly after the Effective Time, and in any event within three Business Days after the Effective Time, Parent will cause the Paying Agent to send to each Person who was, immediately prior to the Effective Time, a holder of record of a Certificate or Book-Entry Share not held, directly or indirectly, through the Depository Trust Company (“DTC”) (such Book-Entry Share, a “Non-DTC Book-Entry Share”) whose shares of Company Common Stock were converted into the right to receive Merger Consideration pursuant to Section 2.1(a) (in each case, other than (x) shares of Company Common Stock to be canceled in accordance with Section  2.1(a)(ii) and (y) Dissenting Shares, which will be treated in accordance with Section  2.3), (i) a letter of transmittal in a form mutually agreed upon by Parent, the Company and the Paying Agent (the “Letter of Transmittal”) which will specify that delivery will be effected, and risk of loss and title to such Certificates or such Non-DTC Book-Entry Shares will pass, only upon (A) with respect to shares of Company Common Stock represented by Certificates, delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section  2.4(i) and such other customary documents as may reasonably be required by the Paying Agent) and a validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Non-DTC Book-Entry Shares, upon delivery of an “agent’s message” regarding the book-entry transfer of Non-DTC Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for use in effecting the surrender of the Certificates or Non-DTC Book-Entry Shares to the Paying Agent, as applicable, in each case, in exchange for payment of the Merger Consideration as provided in Section  2.1(a).

(d)                (i) With respect to shares of Company Common Stock represented by Certificates, upon delivery of a Letter of Transmittal (duly completed and validly executed in accordance with the instructions thereto) and surrender to the Paying Agent of Certificates (or affidavits of loss in lieu of Certificates as provided in Section  2.4(i) and such other customary documents as may reasonably be required by the Paying Agent) or (ii) with respect to Non-DTC Book-Entry Shares, receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Non-DTC Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Non-DTC Book-Entry Shares, as the Paying Agent may reasonably request), the holder of such Certificate or Non-DTC Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Non-DTC Book-Entry Share, and any Certificate or Non-DTC Book-Entry Share so surrendered will be canceled. Until surrendered as contemplated by this Section  2.4(d), each Certificate or Non-DTC Book-Entry Share will be deemed at any time from and after Effective Time to represent only the right to receive the Merger Consideration as contemplated by Section  2.1(a)(i).

(e)               The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section  2.1(a)(ii) and (ii) Dissenting Shares, which will be treated in accordance with Section  2.3) held, directly or indirectly, through DTC (such Book-Entry Shares, “DTC Book-Entry Shares”) will not be required to deliver an “agent’s message” or any other document to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. With respect to DTC Book-Entry Shares, Parent and the Company will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of DTC Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the Merger Consideration which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section  2.1(a)(i).

(f)                 If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a surrendered Certificate or Book-Entry Share, as applicable, is registered, it will be a condition to such payment that (i) as applicable, such Certificate is properly endorsed or otherwise in proper form for transfer or such Book-Entry Share is properly transferred and (ii) the Person requesting such payment will pay to the Paying Agent any transfer, documentary, stamp or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(g)                No interest will be paid or accrued on any amount payable upon surrender of any Company Common Stock.

(h)                The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all ownership rights in such Company Common Stock, and, at the Effective Time, the transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(i)                 If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will direct the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(j)                 At any time following the first anniversary of the Closing Date, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) which has not been disbursed to holders of shares of Company Common Stock, and thereafter such holders who have not previously complied with this Section  2.4 will be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation will remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(k)                Notwithstanding any provision of this Agreement to the contrary, none of the Parties, the Surviving Corporation or the Paying Agent will be liable to any Person for Merger Consideration delivered to a Governmental Entity pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share will not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.5                Treatment of Company Equity Awards.

(a)                Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time will accelerate and become fully vested to the extent not already vested, and all such Company Options will be exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Company Option that is then outstanding and unexercised will be cancelled and converted into the right to receive, subject to applicable Tax withholding, cash in an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock applicable to such Company Option, which amount will be paid in accordance with Section  2.5(e). Notwithstanding anything to the contrary, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Company Option that is then outstanding and unexercised and that has a per share of Company Common Stock exercise price that is equal to, or greater than, the Merger Consideration will be cancelled for no consideration.

(b)                Company RSUs. Each Company RSU that is outstanding and unsettled as of immediately prior to the Effective Time will accelerate and become fully vested to the extent not already vested effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Company RSU that is then outstanding and unsettled will be cancelled and converted into the right to receive an amount in cash (or, in the case of cash-settled Company RSUs, per share equivalent) per share subject to such Company RSU equal to the Merger Consideration in accordance with Section  2.5(e), subject to applicable Tax withholding.

(c)                Company TSR PSUs. Each Company TSR PSU that is outstanding and unsettled as of immediately prior to the Effective Time will accelerate and become fully vested to the extent not already vested effective immediately prior to, and contingent upon, the Effective Time; provided, that, (x) if the Effective Time occurs before the last day of the performance period applicable to a Company TSR PSU, then such Company TSR PSU will accelerate and fully vest at the greater of actual performance as of the Effective Time and 100% of target performance and (y) if the Effective Time occurs after the last day of the performance period applicable to a Company TSR PSU, then such Company TSR PSU will accelerate and fully vest based on actual performance as of the last day of the applicable performance period. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Company TSR PSU that is then outstanding and unsettled will be cancelled and converted into the right to receive an amount in cash per share subject to such Company TSR PSU (after giving effect to the immediately preceding sentence) equal to the Merger Consideration in accordance with Section 2.5(e), subject to applicable Tax withholding.

(d)                Company EBITDA PSUs. Each Company EBITDA PSU that is outstanding and unsettled as of immediately prior to the Effective Time will accelerate and become fully vested to the extent not already vested effective immediately prior to, and contingent upon, the Effective Time; provided, that, (x) if the Effective Time occurs before the last day of the performance period applicable to a Company EBITDA PSU, then such Company EBITDA PSU will accelerate and fully vest (1) based on actual performance with respect to any portion of such Company EBITDA PSU for which performance has been determined prior to the Effective Time and (2) at 100% of target performance with respect to any portion of such Company EBITDA PSU for which performance has not been determined prior to the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each Company EBITDA PSU that is then outstanding and unsettled will be cancelled and converted into the right to receive an amount in cash per share subject to such Company EBITDA PSU (after giving effect to the immediately preceding sentence) equal to the Merger Consideration in accordance with Section  2.5(e), subject to applicable Tax withholding.

(e)                Payments in Respect of Company Options, Company RSUs and Company PSUs. Subject to Section 2.5(g), as soon as reasonably practicable after the Effective Time (but no later than the second regularly scheduled payroll date that occurs after the Effective Time), the Surviving Corporation will pay the amounts provided for in Section  2.5(a), Section  2.5(b), Section  2.5(c), Section  2.5(d) and Section 2.5(g), net of any applicable Tax withholding under applicable Law, to the holders of Company Options, Company RSUs and Company PSUs, with such payments to be made (i) with respect to Employee Company Equity Awards, through the payroll of the Surviving Corporation or its applicable Subsidiary and (ii) with respect to Non-Employee Company Equity Awards, through the accounts payable system of the Surviving Corporation or its applicable Subsidiary; provided, however, that no payment shall be accelerated to the extent it would result in the imposition of a penalty or additional Tax under Section 409A of the Internal Revenue Code of 1986 (the “Code”), and instead, any such payment shall be made on the earliest date possible without resulting in the imposition of any such penalty Tax.

(f)                Company ESPP. As soon as reasonably practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that (i) with respect to any Offering Period (as such term is defined in the Company ESPP) in effect as of the date hereof (the “Open Offering Period”), no employee who is not a participant in the Open Offering Period as of the date hereof may become a participant therein, and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof and (ii) except for the Offering Period that is expected to commence on or around August 31, 2026, no new Offering Period shall commence under the Company ESPP thereafter. If the Effective Time occurs on or before the last Purchase Date (as such term is defined in the Company ESPP) in an Offering Period that has commenced prior to the Effective Time and is scheduled to be in effect as of the Effective Time (the “Final Offering Period”) and there are purchase rights then outstanding with respect to such Final Offering Period, then the Company Board will, prior to the Effective Time, take such actions as are necessary to (a) terminate the Final Offering Period on a date determined by the Company Board that is within ten Business Days (but no later than three days) prior to the Closing Date (the “New Purchase Date”), (b) cause any purchase rights outstanding under the Company ESPP as of the New Purchase Date to be automatically exercised on the New Purchase Date, and (c) subject to the consummation of the Merger, terminate the Company ESPP effective immediately prior to the Effective Time, each in accordance with the terms of the Company ESPP.

(g)               Notwithstanding anything in this Section 2.5 to the contrary, Sections 2.5(b), 2.5(c) and 2.5(d) shall not apply to any Company RSUs or Company PSUs granted after the date of this Agreement (each, an “Interim Period Award”), as applicable, and, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each Interim Period Award that is then outstanding and unsettled will be cancelled and treated in accordance with Section 2.5(g) of the Company Disclosure Letter.

(h)               Prior to the Effective Time, the Company shall adopt such resolutions and take such other actions as are necessary to (i) cause the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 2.5 and (ii) if Parent requests at least ten Business Days before the Closing Date, terminate the Company Equity Plans as of the Effective Time in accordance with and pursuant to the terms of the Company Equity Plans.

2.6               Withholding. Notwithstanding anything to the contrary herein, each of Parent and the Company (or any of its Subsidiaries), the Surviving Corporation (or any of its Subsidiaries) and the Paying Agent will be entitled to deduct and withhold from the Merger Consideration, and any other amounts payable pursuant to this Agreement, such amounts as are required to be deducted and withheld under the Code, or under any provision of state, local or non-U.S. Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC at least one Business Day prior to the date of this Agreement (the “Company SEC Documents”) (excluding any disclosures set forth in any such Company SEC Document under the headings “Safe Harbor Statement,” “Risk Factors” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein, and except for purposes of Sections 3.1, 3.2, 3.3, 3.20 and 3.21) or, (b) subject to the terms of Section  8.11(c), as disclosed in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

3.1               Organization, Good Standing and Qualification.

(a)                Section 3.1(a) of the Company Disclosure Letter contains a complete and accurate list of (i) the name and jurisdiction of organization of the Company and each of its Subsidiaries, (ii) the Company’s percentage ownership of each Subsidiary that is not wholly owned by the Company and (iii) the jurisdictions in which the Company and each Subsidiary is qualified to conduct business, except, in each case as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries (a) is duly organized and validly existing under the Laws of the jurisdiction of its organization, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, (c) is in good standing in the jurisdiction of its organization, and (d) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except, in the case of each of the foregoing clauses (a), (b), (c) and (d), where the failure of any Subsidiary of the Company to be so organized, existing, qualified or in good standing or to have such power or authority or, in the cause of clause (d), where failure of the Company to be so qualified and in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                The Company has made available to Parent true, correct and complete copies of the Certificate of Incorporation and the Bylaws, in each case as amended and in effect through the date of this Agreement.

3.2               Capital Structure; Subsidiaries.

(a)                The authorized capital stock of the Company as of the close of business on August 7, 2026 (the “Measurement Time”) consists of 150,000,000 shares of Company Common Stock, of which 42,148,256 shares were issued and outstanding as of the Measurement Time, and 20,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the Measurement Time. As of the Measurement Time, no shares of Company Common Stock are held by the Company as treasury shares, 2,814,865 shares of Company Common Stock are reserved for future grants under the Company Equity Plans, and 651,016 shares of Company Common Stock are reserved for future issuance pursuant to the Company ESPP.

(b)                As of the Measurement Time: (i) 1,624,725 shares of Company Common Stock are subject to Company Options granted and outstanding under the Company Equity Plans or otherwise; (ii) 1,758,181 shares of Company Common Stock are subject to Company RSUs granted and outstanding under the Company Equity Plans or otherwise (including 211,816 deferred stock units (“Company DSUs”)); and (iii) 598,712 shares of Company Common Stock are subject to Company PSUs granted and outstanding under the Company Equity Plans or otherwise. The Company has made available to Parent or its counsel accurate and complete copies of the Company Equity Plans and representative forms of all instruments and agreements evidencing the Company Equity Awards. Section  3.2(b) of the Company Disclosure Letter sets forth, as of the Measurement Time, a true, correct and complete list of each outstanding Company Equity Award, including with respect to each such award: (A) the Company Equity Plan pursuant to which such Company Equity Award was granted; (B) the unique employee identification number of the holder of such Company Equity Award; (C) the type of Company Equity Award; (D) the number of shares of Company Common Stock subject to such Company Equity Award (at “target”); (E) the date on which such Company Equity Award was granted; (F) the extent to which such Company Equity Award is vested as of the Measurement Time and the extent to which such Company Equity Award is unvested as of the Measurement Time (provided, that, with respect to any Company PSUs, such shares are measured at the target level of performance); (G) the exercise price (if applicable); and (H) the expiration date (if applicable). Other than as set forth in this Section  3.2(b), as of the Measurement Time, there are no issued, reserved for issuance, outstanding or authorized equity-based awards with respect to the Company.

(c)                All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 3.2(a) and Section  3.2(b), and except for shares issuable upon the exercise of purchase rights under the Company ESPP, as of the Measurement Time, there are no: (i) outstanding shares of capital stock of, or other equity interest in, the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) obligating the Company or any of its Subsidiaries to issue any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from, the value of any shares of capital stock or other securities of the Company or any of its Subsidiaries; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations issued by the Company or any of its Subsidiaries that are or may become convertible into or exchangeable for any shares of the capital stock of the Company or any of its Subsidiaries; (iv) stockholder rights plans or Contracts under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or any other equity interest of the Company or any of its Subsidiaries. From the Measurement Time until the date of this Agreement, no shares of Company Common Stock, other equity of the Company, or other equity-based award, were issued or granted.

(d)                As of the date of this Agreement, (i) none of the outstanding shares of capital stock of the Company are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote, (iii) there is no Contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company, and (iv) neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or any joint venture, membership, partnership, voting or equity interests of any nature in, any Person that is not a Subsidiary of the Company. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

(e)                The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company or one or more of its direct or indirect wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens, other than Permitted Liens.

3.3               Corporate Authority; Approvals; Fairness Opinion.

(a)                The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to, assuming the accuracy of the representation and warranty in Section  4.4, the receipt of the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon to adopt this Agreement (the “Company Stockholder Approval”) and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                The Company Board has, by resolutions duly adopted: (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement; (ii) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders; and (iii) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL (which such resolutions have not been rescinded, modified or withdrawn, except after the date of this Agreement as permitted by this Agreement, including Section  5.2).

(c)                The Company Board or a committee thereof has adopted resolutions authorizing the treatment of the Company Options, the Company RSUs, the Company PSUs and purchase rights under the Company ESPP, in each case, in accordance with Section  2.5.

(d)               The Company Board has received an oral opinion from Evercore Group L.L.C. (the “Company Financial Advisor”), to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

3.4               Governmental Filings; No Violations.

(a)                Except for (i) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other applicable Antitrust Laws or FDI Laws, (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Proxy Statement, and any other federal securities Laws, (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the Transactions, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) compliance with the applicable requirements of The NASDAQ Global Select Market (“Nasdaq”), and (vi) as set forth on Section  3.4(a) (vi) of the Company Disclosure Letter (the items set forth above in clauses (i) through (vi), the “Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals or authorizations required to be obtained by the Company or its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company, or the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws, (ii) a breach or violation of any Law applicable to the Company or any Subsidiary (assuming the Required Governmental Approvals are obtained), or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the acceleration of any obligations under, give rise to the payment of any fee, penalty or other amount under, or the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, other than, in the case of the preceding clauses (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5               SEC Filings.

(a)                The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by it since January 1, 2024 (collectively, such filed or furnished documents, together with any exhibits and schedules thereto and other information incorporated therein, the “Recent Company SEC Documents”).

(b)                No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any material to, the SEC.

(c)                As of their respective effective dates (in the case of the Recent Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Recent Company SEC Documents), the Recent Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Recent Company SEC Documents, and none of the Recent Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, or, with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with United States generally accepted accounting principles (“GAAP”).

(e)                Based on its most recent quarterly evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

(f)                 Since January 1, 2024, (i) the Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”), and (ii) the statements contained in such certifications are accurate.

(g)                Since January 1, 2024, (i) neither the Company nor, to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries or the independent registered public accounting firm of the Company, has received in writing any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in unlawful accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of the securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(h)                There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Recent Company SEC Documents and, to the Knowledge of the Company, none of the Recent Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or, to the Knowledge of the Company, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened in writing, in each case, regarding any accounting practices of the Company or any of its Subsidiaries.

3.6               Financial Statements; Liabilities.

(a)                The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Recent Company SEC Documents (collectively, the “Company Financial Statements”) fairly present in all material respects, in each case, in accordance with GAAP applied on a consistent basis for the applicable periods (except as may be indicated in the notes thereto or permitted by the SEC under the Exchange Act), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(b)                There are no liabilities of the Company or any of its Subsidiaries of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than: (i) liabilities disclosed and provided for in the Company’s unaudited consolidated balance sheet, including the notes thereto, as of April 3, 2026, included in the Recent Company SEC Documents (the “Company Balance Sheet”), (ii) liabilities incurred in the ordinary course of business in all material respects since April 3, 2026 (the “Company Balance Sheet Date”) or arising or incurred in connection with or contemplated by this Agreement, and (iii) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7               Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) except for events giving rise to, or contemplated by, this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects, and (b) there has not been a Company Material Adverse Effect.

3.8               Compliance with Law.

(a)                The Company and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in compliance with all Laws applicable to the Company or such Subsidiary, except for failures to comply that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Company Permits”) and (ii) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with the terms of the Company Permits held by the Company or any of its Subsidiaries, and since January 1, 2024, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Company Permit held by the Company or any of its Subsidiaries.

3.9               Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that (i) would not reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions and (ii) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, none of the Company, any of its Subsidiaries or any of their respective properties or assets is or are subject to any Orders, except for those Orders that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10             Employee Benefits.

(a)                Section  3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Company Benefit Plans as of the date of this Agreement. With respect to each material Company Benefit Plan, the Company has made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) all plan documents, including all material amendments (provided, that, with respect to any individual offer letters, employment agreements, independent contractor agreements, or similar agreements or arrangements that are material Company Benefit Plans, the Company may make available to Parent representative forms thereof (and, to the extent a material Company Benefit Plan, each individual agreement or arrangement that materially deviates from the applicable form)) and with respect to any unwritten Company Benefit Plan, a summary of the material terms thereof, (ii) all related trust agreements or other funding instruments, (iii) the most recent determination, advisory or opinion letter issued by the IRS with respect to such plan, (iv) the current summary plan description and any summaries of material modifications, (v) the most recently filed Form 5500 (including all schedules thereto), in each case as of the date of this Agreement, (vi) the most recently prepared actuarial reports and financial statements, (vii) nondiscrimination testing reports for the three (3) most recently complete plan years and (viii) all material, non-routine correspondence with any Governmental Entity during the preceding three (3) years.

(b)                With respect to each Company Benefit Plan:

(i)                 such Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except as would not, individually or in the aggregate, cause material liability to the Company and its Subsidiaries taken as a whole;

(ii)               each such Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS that it is so qualified, and, to the Knowledge of the Company, no fact or event has occurred that would adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any associated trust, in any case, except as would not, individually or in the aggregate, cause material liability to the Company and its Subsidiaries taken as a whole;

(iii)               there are no pending, or to the Knowledge of the Company, threatened claims or Actions (other than routine claims for benefits) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary relating to any of such Company Benefit Plans or to the assets of any of the trusts under any of such Company Benefit Plans that, in any case, except as would not, individually or in the aggregate, cause material liability to the Company and its Subsidiaries taken as a whole; and

(iv)               there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan, and neither the Company nor, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of the Code) has any liability for breach of fiduciary duty with respect to any Company Benefit Plan, in any case, except as would not, individually or in the aggregate, cause material liability to the Company and its Subsidiaries taken as a whole.

(c)                Except as set forth on Section  3.10(c) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions (in each case, either alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Company Service Provider to any change of control, bonus, retention, severance pay or similar compensatory payment or increase of compensation or benefit (including any change of control, bonus, retention, severance pay or similar payment) by the Company or its Subsidiaries or any of their respective Affiliates, (ii) accelerate the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits by the Company or its Subsidiaries or any of their respective Affiliates, or (iii) result in any payment or series of payments that may reasonably constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Person.

(d)                Neither the Company nor any of its Subsidiaries has, at any time during the last six (6) years, contributed to, been obligated to contribute to or has any liability (including contingent liability) with respect to (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), (iv) a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code) or (v) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA).

(e)                No Company Benefit Plan provides medical or welfare benefits (whether or not insured) with respect to current or former employees or directors (or their eligible dependents) beyond their retirement or other termination of service, other than (i) coverage pursuant to the requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other similar Law or (ii) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(f)                 Neither the Company nor any of its Subsidiaries or their respective ERISA Affiliates has any liability that would be material to the Company and its Subsidiaries, taken as a whole, on account of any violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

(g)                Neither the Company nor any of its Subsidiaries has any obligation to reimburse any person for any excise Tax imposed under Section 409A or 4999 of the Code. No Company Options are subject to Section 409A of the Code. None of the Company Options are “incentive stock options” as defined in Section 422 of the Code.

(h)                All Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States comply with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions determined by qualified actuaries, in each case, except as would not, individually or in the aggregate, cause material liability to the Company and its Subsidiaries taken as a whole.

3.11              Environmental Matters.

(a)                Except as set forth on Section 3.11 of the Company Disclosure Letter, (i) the Company and its Subsidiaries are, and at all times since January 1, 2024 have been, in compliance in all material respects with all applicable Environmental Laws including possessing all material Environmental Permits required under applicable Law for their operations, (ii) none of the real property owned or, to the Knowledge of the Company, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Materials as a result of any Release or use of Hazardous Materials by the Company or any of its Subsidiaries in amounts that would reasonably be expected to result in material liability of the Company or any of its Subsidiaries under Environmental Law, (iii) since January 1, 2024, no material Action has been instituted against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging any material violation of or liability under Environmental Law or Environmental Permit by the Company or any of its Subsidiaries in connection with the ownership or operation of its businesses or any of their respective real property or assets, (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any other Person, has Released any Hazardous Material at, onto, or from any real property presently or formerly owned or leased or operated by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Law, (v) neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries are a “potentially responsible party” under CERCLA or alleging that the Company or any of its Subsidiaries is liable under any other applicable Environmental Law, and (vi) neither the Company nor any of its Subsidiaries has assumed or retained any liabilities by contract under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business, except any such assumption or retention of liability agreed to in the ordinary course and on commercially reasonable terms.

(b)               The Company has made available to Parent true and materially complete copies of any material environmental reports, studies, audits, assessments, inspections and other similar material environmental information or correspondence with any Governmental Entity since January 1, 2021, in its possession relating to the Company or any of its Subsidiaries and any of its or their respective real property.

(c)                Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 3.11 are the only representations and warranties given by the Company to Parent and Merger Sub with respect to the matters addressed by this Section 3.11.

3.12             Regulatory Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the products designed, manufactured, distributed, or serviced by the Company or any of its Subsidiaries that are subject to regulation under Health Care Laws (the “Company Products”) are, and, since January 1, 2024, have been, designed, manufactured, tested, labeled, stored, distributed and serviced in compliance with applicable Health Care Laws; (b) the Company and its Subsidiaries hold all material registrations, listings, clearances, approvals, licenses, certificates and permits required under Health Care Laws for the design, manufacture, distribution, and servicing of the Company Products, each of which is in full force and effect; (c) since January 1, 2024, neither the Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letter, untitled letter, NRC notice of violation, or similar written notice from the FDA, the NRC or any comparable Governmental Entity alleging material noncompliance with Health Care Laws that remains unresolved as of the date of this Agreement; (d) since January 1, 2024, there has not been any recall, market withdrawal, field correction, or safety alert with respect to any Company Product, whether voluntary or at the request of the FDA, the NRC or any comparable Governmental Entity, other than any of the foregoing that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; and (e) neither the Company nor any of its Subsidiaries is a party to, or has any continuing reporting obligations under, any corporate integrity agreement, consent decree, or similar agreement with the FDA, the NRC, or any other Governmental Entity with jurisdiction over Health Care Laws.

3.13              Taxes. Except as set forth on Section 3.13 of the Company Disclosure Letter: (a) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any automatically granted extension of time obtained in the ordinary course) each of the material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (b) the Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP on the most recent consolidated balance sheet included in the Recent Company SEC Documents; (c) there are no material audits, examinations, investigations or other proceedings pending, ongoing or threatened in writing against the Company or any of its Subsidiaries in respect of any material amount of Taxes, and neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority proposing any deficiency or assessment of a material amount of Taxes, which has not been paid or resolved; (d) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens described in clause (a) of the definition thereof; (e) there is no private letter ruling, technical advice memorandum or similar ruling obtained by the Company or any of its Subsidiaries from any taxing authority relating to Taxes of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has requested any such private letter ruling, memorandum, or similar ruling; (f) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed, in whole or in part, by Section 355(a) or Section 361 of the Code; (g) there is currently no extension or waiver of the statute of limitations period in effect applicable to any Tax of the Company or any of its Subsidiaries, which period (after giving effect to said extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Law); (h) neither the Company nor any of its Subsidiaries has ever entered into any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2); (i) the Company and each of its Subsidiaries have withheld and timely remitted to the appropriate taxing authority all material Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and the Company and each of its Subsidiaries have complied in all material respects with all applicable reporting requirements with respect thereto; (j) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement in respect of Taxes (other than customary provisions of any agreement entered into in the ordinary course of business, the principal purpose of which is not related to Taxes); (k) neither the Company nor any of its Subsidiaries has been a member of a consolidated, combined, unitary or affiliated group for purposes of filing Tax Returns (other than a group the common parent of which is the Company); and (l) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law) or as a transferee or successor; (m) neither the Company nor any of its Subsidiaries will be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing outside of the ordinary course of business; (iii) prepaid amount received or deferred revenue accrued prior to the Closing outside of the ordinary course of business; or (iv) any excess loss account or any intercompany transaction outside the ordinary course of business described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring prior to the Closing; (n) the Company and its Subsidiaries have complied in all material respects with their obligations pursuant to the 2017 Spin-Off Tax Matters Agreement; (o) the transactions contemplated hereunder do not give rise to any liability or obligation (including any notification obligation) of the Company or its Subsidiaries or require the consent of any Person pursuant to the 2017 Spin-Off Tax Matters Agreement; (p) none of the Company or its Subsidiaries has taken any action (including entering into any agreement or engaging in any discussions) that (or failed to take any action, the failure of which) would cause the 2017 Spin-Off to be treated as part of a plan (or series of related transactions) within the meaning of Section 355(e)(2)(A)(ii) of the Code; and (q) the Company and its Subsidiaries do not have a material liability pursuant to applicable escheat and unclaimed property Laws.

3.14              Labor Matters.

(a)                Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining Contract with any labor organization, works council, trade union or other employee representative with respect to employees of the Company and its Subsidiaries. The Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor organization, works council, trade union or other employee representative representing employees of the Company or any of its Subsidiaries, in connection with the execution of this Agreement or the Transactions. To the Knowledge of the Company, there are no (and, since January 1, 2024, there has not been any) ongoing or threatened union organization or decertification activities or proceedings relating to any employees of the Company or any of its Subsidiaries, and as of the date of this Agreement no demand for recognition as the exclusive bargaining representative of any employees is pending by or on behalf of any labor organization, works council, trade union or other employee representative. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened strike, lockout, work stoppage or other material labor disputes against or involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                As of the date of this Agreement, there are no unfair labor practice charges pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment, harassment, retaliation, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours, overtime, pay equity, immigration and work authorizations, occupational safety and health, plant closures and layoffs (including WARN), workers’ compensation, family and medical leave and other leaves of absence, affirmative action and employment practices, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, each employee of the Company and its Subsidiaries who works in the United States is duly authorized to work in the United States, and the Company and its Subsidiaries have complied in all material respects with applicable Laws concerning each such current employee’s employment eligibility verification, including with respect to Forms I-9.

(c)                Section 3.14(c) of the Company Disclosure Letter sets forth an approximate headcount as of the date of this Agreement of all of the employees of the Company and its Subsidiaries by jurisdiction.

(d)                Since January 1, 2024, neither the Company nor any of its Subsidiaries has become party to or bound by a settlement agreement with or relating to a current or former Company Service Provider resolving or seeking to resolve allegations of sexual harassment or discriminatory harassment by any Company Service Provider. Since January 1, 2024, the Company and its Subsidiaries have investigated all allegations of sexual harassment or discriminatory harassment of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations found to have merit. There is no, and since January 1, 2024, there has not been any, Action pending or, to the Knowledge of the Company, threatened, against the Company or one of its Subsidiaries involving allegations of sexual harassment or discriminatory harassment by any Company Service Provider.

3.15              Intellectual Property.

(a)                Section 3.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all issued, registered or applied-for Company-Owned IP (collectively, the “Registered IP”), including, for each item, the record owner, jurisdiction and issuance, registration and application number, as applicable. All registration, renewal and maintenance fees and taxes due and payable on or before the Closing Date and necessary to maintain in effect the Registered IP have been paid, except to the extent that the Company or any of its Subsidiaries has elected not to maintain such applications or registrations in the ordinary course of business and except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one or more of its Subsidiaries is the sole and exclusive record owner of each item of Registered IP, and owns or otherwise possesses legally enforceable rights to use, free and clear of all Liens other than Permitted Liens, all Company IP, (ii) except for applications, the Registered IP is valid, subsisting and enforceable, (iii) the Company and/or its Subsidiaries have, in all material respects, all necessary and required rights to license, use, sublicense and distribute Company IP as is necessary to conduct the business and operations of the Company as presently conducted and (iv) the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, will not cause the loss of any ownership of any Company-Owned IP, or loss of any Company Licensed IP.

(c)                To the Knowledge of the Company, no Company-Owned IP is involved in, and neither the Company nor any of its Subsidiaries has received, since January 1, 2024, any written charge, complaint, claim, demand or notice regarding, any pending or threatened interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, action or claim in which the ownership, use, scope, validity or enforceability of any Company IP is being or has been contested or challenged.

(d)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not, to the Knowledge of the Company, infringe, misappropriate or otherwise violate any Intellectual Property of any third party and, as of the date of this Agreement, the Company has not received a written communication from any third party asserting that the Company or any of its Subsidiaries is or will be obligated to take a license under any Intellectual Property owned by any third party in order to continue to conduct its business as currently conducted; and (ii) all Company-Owned IP was created by (A) employees of the Company or of one or more of its Subsidiaries acting within the scope of their employment who have validly assigned all of their Intellectual Property rights therein, to the Company or one or more of its Subsidiaries or (B) other Persons who have validly assigned their assignable Intellectual Property rights therein, to the Company or one or more of its Subsidiaries.

(e)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has taken commercially reasonable actions to protect, maintain and preserve the Company-Owned IP.

3.16              Insurance. Each of the material insurance policies and all material self-insurance programs and arrangements (other than any Company Benefit Plan) relating to the current conduct of the business of the Company and its Subsidiaries as of the date of this Agreement (the “Insurance Arrangements”) is in full force and effect and provides insurance in such amounts and against such risks as management of the Company has determined to be prudent in accordance with industry practices. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due and payable under such Insurance Arrangements have been paid when due and (b) the Company and its Subsidiaries are otherwise in material compliance with the terms thereof.

3.17              Properties.

(a)                Except (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for Permitted Liens, the Company and its Subsidiaries have good title to, or valid leasehold or sublease interests in (or other comparable contract rights in or relating to), all tangible properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b)                Section  3.17(b) of the Company Disclosure Letter contains a list of all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) that is material to the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens.

(c)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (each, a “Lease”) is, to the Knowledge of the Company, valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Lease is in default under the provisions of such Lease, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease.

(d)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any Leased Company Real Property.

3.18              Material Contracts.

(a)                Except for this Agreement and Contracts filed as exhibits to the Company SEC Documents, Company Benefit Plans or as set forth on Section  3.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to the following Contracts as of the date of this Agreement (each Contract of the type described in clauses (i)-(xiii) of this Section  3.18(a), other than this Agreement or any Company Benefit Plan, being a “Company Material Contract”):

(i)                 each Contract that involves ongoing obligations of the Company or any of its Subsidiaries to make any “earn-out” or similar contingent payments to any Person relating to any prior acquisition made by the Company or any of its Subsidiaries;

(ii)                each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) required to be filed as an exhibit to any Recent Company SEC Document;

(iii)               each Contract that (A) limits the freedom or right of the Company or any of its Subsidiaries to (1) compete with any other Person in any location or line of business, (2) engage in any business, or (3) operate in any new geographic location (excluding, in each case, any such restriction tied to the absence of a regulatory license) or (B) contains any “most favored nations” terms and conditions granted by the Company or any of its Subsidiaries or exclusivity obligations or other similar restrictions in favor of the counterparty thereto, except in the case of each of the foregoing clauses (A) and (B) for such limitations, terms, conditions or obligations that are not material to the Company and its Subsidiaries, taken as a whole;

(iv)               each Contract relating to indebtedness for borrowed money of the Company or any of its Subsidiaries with a principal amount in excess of $1,500,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v)                each material Contract with (A) a supplier or vendor of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries made payments of more than $2,500,000 in the aggregate during the fiscal year ended October 3, 2025 (each, a “Material Supplier”) or (B) a customer of the Company or any of its Subsidiaries from which the Company or any of its Subsidiaries received payments of more than $10,000,000 in the aggregate during the fiscal year ended October 3, 2025 (each, a “Material Customer”); provided, that, in each case of clauses (A) and (B), other than (x) any such Contract that is terminable by the Company or any of its Subsidiaries upon notice of ninety (90) days or less without penalty and (y) statements of work, purchase orders or other similar Contracts in the ordinary course of business;

(vi)              each Contract relating to any joint venture or partnership material to the Company and its Subsidiaries, taken as a whole;

(vii)              each Contract that grants any rights of first refusal or rights of first offer to any Person with respect to any asset of the Company or any of its Subsidiaries having a value in excess of $2,500,000, other than rights of first refusal or rights of first offer with respect to minority ownership interests in other Persons;

(viii)             each Contract requiring the Company or any of its Subsidiaries to make any capital expenditure in excess of $2,000,000;

(ix)                each Contract pursuant to which the Company or any of its Subsidiaries grants a material Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;

(x)                each Contract pursuant to which the Company or any of its Subsidiaries licenses (or grants or receives a covenant not to sue or otherwise enforce) to or from any other Person any material Intellectual Property, other than: (A) shrink-wrap, click-wrap and off-the-shelf software licenses, and other licenses of software that are generally commercially available, (B) Company Licensed IP licensed from vendors or contractors that have provided custom works to the Company in the ordinary course of business, in each case with aggregate license, maintenance, support and other service fees of $3,000,000 or less in the last twelve months, (C) non-exclusive licenses granted in the ordinary course of business to customers of the Company or any of its Subsidiaries, or (D) invention assignment and confidentiality agreements entered into with employees and contractors in the ordinary course of business;

(xi)               each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification, earn out or other contingent payment obligations, but excluding confidentiality obligations) which have not been satisfied or performed in full prior to the date of this Agreement relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,500,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(xii)              each Contract entered into in connection with the settlement or other resolution of any Action under which the Company or any of its Subsidiaries has any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole;

(xiii)              each Contract that requires by its terms or is reasonably expected to require by its terms the payment, delivery or receipt of cash or other consideration by the Company or its Subsidiaries in an amount having an expected value in excess of $1,500,000 in fiscal year 2026, or in any fiscal year thereafter;

(xiv)             each Contract purporting to indemnify or hold harmless any director, officer or employee of the Company or any of its Subsidiaries (other than the Certificate of Incorporation, the Bylaws and the organizational documents of the Company’s Subsidiaries);

(xv)              each Contract that is disclosed by the Company pursuant to Item 404 of Regulation S-K under the Securities Act; and

(xvi)             any stockholder, voting trust, or similar Contract relating to the voting of Company Common Stock or other equity interests of the Company;

provided, that none of the following will constitute Company Material Contracts: (A) Contracts that are terminable without cause by the Company or a Subsidiary of the Company, as applicable, on fewer than 90 days’ notice without penalty (other than payments for services rendered prior to the date of termination) and (B) statements of work, purchase orders or other similar Contracts relating primarily to quantity, price or similar terms entered into in the ordinary course of business.

(b)                The Company has made available a true and complete copy of each Company Material Contract.

(c)                Neither the Company nor any Subsidiary of the Company is in breach of or default under any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or in default under such Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect.

3.19              Affiliate Transactions. No material relationship, direct or indirect, exists between the Company or any of its Subsidiaries, on the one hand, and any officer, director or other Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein. To the Knowledge of the Company, no Affiliate has threatened in writing (including by email) to terminate, modify or cancel its business relationship (in whole or in substantial part) with the Company or any of its Subsidiaries following the Effective Time.

3.20              Brokers and Finders. Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with or upon consummation of the Transactions. A true, correct and complete copy of any executed engagement letter between the Company and the Company Financial Advisor relating to the Transactions has been made available to Parent solely for informational purposes.

3.21              No Rights Agreement; Anti-Takeover Provisions. As of the date hereof, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section  4.4, no Takeover Laws apply to the Company with respect to the Transactions.

3.22              Data Privacy and Security. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance, and has, since January 1, 2024 complied, with all applicable Data Protection Laws. To the Knowledge of the Company, since January 1, 2024, there have not been any unauthorized disclosures, material security incidents or breaches involving the Company, its Subsidiaries or any of its or their respective agents, employees or contractors relating to any Personal Data in its possession or control that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2024, there has been no failure, or any unauthorized intrusions or breaches of security with respect to the information technology systems owned or controlled by the Company or any of its Subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of the Company and its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.23              Anti-Bribery; Sanctions; Trade Compliance.

(a)                Except as would not reasonably be expected to have a Company Material Adverse Effect, in the past five years, none of the Company, nor any Subsidiary, nor any director, officer, or employee, nor, to the Knowledge of the Company, any other agent acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly violated any applicable Anti-Bribery Laws, nor has the Company, any Subsidiary, any director, officer, or employee, or, to the Knowledge of the Company, any agent acting on behalf of the Company corruptly offered, paid, promised to pay, authorized, solicited, or received in violation of applicable Law the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (a) to influence any official act or decision of a Government Official; (b) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (c) to induce a Government Official to influence the act or decision of a Governmental Entity; (d) to secure any improper business advantage; (e) to obtain or retain business in any way related to the Company or any of its Subsidiaries; or (f) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit.

(b)                Except as would not reasonably be expected to have a Company Material Adverse Effect, in the past five years, the Company and its Subsidiaries have maintained (i) books, records, and accounts, which accurately and fairly reflect the transactions and disposition of the assets of the Company and do not have any falsified books and records or maintain any off the books transactions or slush funds, and (ii) internal controls and procedures designed to ensure compliance by the Company, its Subsidiaries, its directors, officers, employees and Representatives with applicable Anti-Bribery Laws. The Company has provided anti-corruption training and guidance to all relevant directors, officers, employees and agents, and has informed such directors, officers, employees and agents of their obligations under applicable Anti-Bribery Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                None of the Company, nor any of its directors, officers, or, to the Knowledge of the Company, employees, or agents (i) is a Sanctioned Person, or (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, in the past five years, has directly or indirectly engaged in any dealings with any Sanctioned Person or Sanctioned Country in violation of any applicable Sanctions.

(d)                In the past five years, the Company, its Subsidiaries, and, to the Knowledge of the Company, their respective directors, executives, agents and employees acting on behalf of the Company or its Subsidiaries, are and have been in compliance with all applicable Trade Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)                In the past five years, neither the Company nor any Subsidiary of the Company has been the subject of any proceeding before or made any voluntary disclosure to any Governmental Entity relating to any Anti-Bribery Laws or Trade Laws, or, to the Knowledge of the Company, been the subject of any investigation or inquiry by any Governmental Entity relating regarding compliance with Anti-Bribery Laws or Trade Laws that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(f)                 Except as would not reasonably be expected to have a Company Material Adverse Effect, in the past five years, none of the Company, its Subsidiaries, or any directors, officers, or, to the Knowledge of the Company, agents or employees of the Company or its Subsidiaries, have taken any action, directly or indirectly, that has violated any applicable customs laws, including, without limitation, laws and regulations administered by U.S. Customs and Border Protection and laws and regulations related to forced labor, including Section 307 of the Tariff Act of 1930 and the Uyghur Forced Labor Prevention Act.

3.24              No Other Representations and Warranties; Non-Reliance.

(a)                Except for the representations and warranties contained in this Article III or in the certificate to be delivered pursuant to Section  6.2(d), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and the Company hereby expressly disclaims any such other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of its or their, neither the Company nor any other Person make any express or implied representation or warranty on behalf of the Company or any other Person with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or any of their respective Representatives or Affiliates.

(b)                The Company expressly disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by or with respect to Parent or Merger Sub (other than the representations and warranties set forth in Article IV or in the certificate to be delivered pursuant to Section  6.3(c) or in any other Transaction Document), and acknowledges and agrees that Parent and Merger Sub have expressly disclaimed and do hereby expressly disclaim any other representation made by Parent, Merger Sub or any other Person, except as set forth in Article IV or in the certificate to be delivered pursuant to Section  6.3(c) or in any other Transaction Document.

IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company that:

4.1                 Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is duly organized and validly existing under the Laws of the jurisdiction of its organization, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, (c) is in good standing in the jurisdiction of its organization, and (d) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in the case of each of the foregoing clauses (b), (c) and (d) where any such failure to be so qualified or in good standing as a foreign corporation or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of the certificate of incorporation and bylaws of Merger Sub, each as amended through the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. Neither Parent nor Merger Sub is in violation of any provision of the foregoing documents in any material respect. Parent owns beneficially and of record all of the outstanding shares of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation or pursuant to the Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions or those incident to their formation.

4.2               Corporate Authority; Approvals.

(a)                Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of Merger Sub, to the receipt of the approval of Parent as the sole stockholder of Merger Sub, which will take place immediately after the execution of this Agreement, and, with respect to the Merger, the filing of the Certificate of Merger.

(b)                Parent Board has (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Parent and its stockholders.

(c)                Merger Sub Board has (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub and Parent (as the sole stockholder of Merger Sub), and (iii) resolved to recommend that Parent (as the sole stockholder of Merger Sub) adopt this Agreement in accordance with the DGCL.

(d)                This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3               Governmental Filings; No Violations.

(a)                Except for the Required Governmental Approvals, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the respective certificate of incorporation and bylaws or comparable organizational documents of Parent or Merger Sub, (ii) a breach or violation of any Law applicable to Parent or Merger Sub (assuming the Required Governmental Approvals are obtained), or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the acceleration of any of their respective obligations under, or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any Contract binding upon Parent or Merger Sub, other than, in the case of the preceding clauses (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4               Ownership of Equity of the Company. None of Parent, Merger Sub or any of their respective Subsidiaries is, and at no time during the last three years has Parent, Merger Sub or any of their respective Subsidiaries been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub or any of their respective Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).

4.5               Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened, against Parent, Merger Sub or any other Subsidiary of Parent, or any director or officer of any of the foregoing that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

4.6               Sufficiency of Funds.

(a)                Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

(b)                Subject to the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to consummate the Transactions, Parent has or will, at the Closing, have and will cause Merger Sub to have, cash on hand sufficient to pay all amounts required to consummate the Merger and other Transactions, and to satisfy all other obligations of Parent and Merger Sub hereunder.

4.7               Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at any time of the amendment or supplement thereof, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.8               Brokers and Finders. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing or following a termination of this Agreement.

4.9               Committee on Foreign Investment in the United States. Neither Parent nor Merger Sub is a “foreign person,” as defined in 31 C.F.R. § 800.224.

4.10              No Other Representations and Warranties; Non-Reliance.

(a)                Except for the representations and warranties contained in this Article IV or in the certificate to be delivered pursuant to Section  6.3(c) or in any other Transaction Document, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their respective Affiliates, and Parent and Merger Sub hereby expressly disclaim any such other representations or warranties, whether made by Parent, Merger Sub or any of their respective Affiliates or Representatives.

(b)                Each of Parent and Merger Sub expressly disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by or with respect to the Company (other than the representations and warranties set forth in Article III or in the certificate to be delivered pursuant to Section  6.2(d)), and acknowledges and agrees that the Company has expressly disclaimed and does hereby expressly disclaim any other representation made by the Company or any other Person, except as set forth in Article III or in the certificate to be delivered pursuant to Section  6.2(d).

V. COVENANTS

5.1               Interim Operations.

(a)                During the period commencing on the date of this Agreement and ending on the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII (the “Pre-Closing Period”), except (i) as required or permitted under this Agreement or the other Transaction Documents or as required by applicable Law, (ii) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or (iii) as set forth in Section  5.1 of the Company Disclosure Letter, the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its and each of its Subsidiaries’ business and operations in the ordinary course in all material respects.

(b)                During the Pre-Closing Period, except (i) as required or permitted under this Agreement or the other Transaction Documents or as required by applicable Law, (ii) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or (iii) as set forth in Section  5.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries will:

(i)                 establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than dividends paid by a wholly owned Subsidiary to the Company or another wholly owned Subsidiary of the Company);

(ii)                repurchase, redeem or otherwise reacquire any shares of capital stock or other equity or voting interests or any rights, warrants or options to acquire any shares of capital stock or other equity or voting interests, other than to satisfy the exercise price and/or Tax obligations with respect to Company Equity Awards or purchase rights upon exercise, vesting, or settlement, in each case, in accordance with the applicable Company Equity Plan;

(iii)               adjust, split, combine, subdivide or reclassify any shares of Company Common Stock or other equity or voting interests;

(iv)              sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by the Company or any of its Subsidiaries (other than pursuant to agreements in effect as of the date of this Agreement and except for transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company) of (A) any capital stock or other equity interest of the Company or any of its Subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock or other equity interest of the Company or any of its Subsidiaries, (C) any equity or equity-based compensation awards under any Company Equity Plan or similar plan, policy, program, practice, arrangement or agreement, or (D) any instrument convertible into or exchangeable for any capital stock or other equity interest of the Company or any of its Subsidiaries (except that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards or the exercise of purchase rights under the Company ESPP, in each case to the extent outstanding on the date hereof or permitted to be granted following the date hereof by the terms of this Agreement);

(v)                enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(vi)              except as required by the terms of any Company Benefit Plan, (A) increase the compensation or other benefits payable or provided to the Company Service Providers with annual base compensation of $350,000 or more, (B) enter into any change of control, severance or retention agreement with any employee of the Company (except for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment consistent with the Company’s form agreement and with Company Service Providers with annual base compensation of less than $350,000), (C) establish, adopt, enter into or amend any Company Benefit Plan, except as would not result in additional cost to the Company or as permitted pursuant to clause (A) or (B) above, (D) accelerate vesting, exercisability or funding under any Company Benefit Plan, or (E) terminate (other than for cause) the employment of, or hire or promote, any Company Service Provider with a job title of vice president or above or with annual base compensation of $350,000 or more;

(vii)              make capital expenditures that exceed $10,000,000, in the aggregate, in any fiscal quarter;

(viii)             enter into any interest rate, derivatives or hedging transaction (including with respect to commodities) other than in the ordinary course;

(ix)               amend or permit the adoption of any amendment to the Certificate of Incorporation or the Bylaws (or the comparable organizational documents of any of the Company’s Subsidiaries);

(x)                create, incur, assume or otherwise become liable for, or repay or prepay any indebtedness for borrowed money, or guarantee any such indebtedness for borrowed money, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities, guarantee any debt securities of any third party, or amend, modify or refinance any such indebtedness (in each case, except (A) trade payables, documentary and standby letters of credit, guarantees and surety bonds in respect of Contracts in the ordinary course of business consistent with past practice, (B) indebtedness incurred pursuant to the Company’s existing credit facilities in the ordinary course of business to fund working capital, capital expenditures and normal operations, in each case, solely as otherwise permitted pursuant to this Section 5.1(b), and (C) mandatory prepayments, and indebtedness incurred in connection with the making of such mandatory prepayments, pursuant to the Company’s existing credit facilities);

(xi)               make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any Subsidiary of the Company or advances or draws to employees of the Company or any of its Subsidiaries in the ordinary course of business;

(xii)              other than in the ordinary course of business, enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business) any Company Material Contract, or waive, release or assign any rights or claims thereunder (provided, that the foregoing shall not restrict the entry into any statement of work, purchase order or other similar Contract relating primarily to quantity, price or similar terms pursuant to an existing Company Material Contract);

(xiii)             commence or settle, compromise or otherwise voluntarily resolve any material Action, other than any Action that, with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $1,000,000 individually or $3,000,000 in the aggregate and does not involve the imposition of material injunctive relief against the Company and its Subsidiaries taken as a whole (which, for the avoidance of doubt, includes any limitations on the operations of the Company or any of its Subsidiaries beyond the obligation to comply with applicable Law) or provide for any admission of liability by the Company or any of its Subsidiaries;

(xiv)             change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or applicable Law;

(xv)              change its fiscal year or make any voluntary material change in internal accounting controls or disclosure controls and procedures;

(xvi)             adopt a plan of complete or partial liquidation, dissolution, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement or otherwise in connection with the Transactions);

(xvii)            acquire, by merging or consolidating with, by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or transfer, lease, license, sell, mortgage, pledge, dispose of or otherwise encumber (other than Permitted Liens) any material properties, rights or assets of the Company and its Subsidiaries taken as a whole, in each case, except in the ordinary course of business;

(xviii)           (A) make, change, or revoke any material Tax election, (B) file any material amended Tax Return, (C) settle or compromise any material Tax claim, audit, or liability, (D) change its taxable year or adopt or change any material method of accounting for Tax purposes, (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with, or request a ruling from, a taxing authority, (F) surrender or forfeit any right to claim a material Tax refund, or (G) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xix)             enter into any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or other employee association, or recognize or certify any labor union or other employee association as the bargaining representative for the employees of the Company or any of its Subsidiaries, in all cases, except as required by applicable Law;

(xx)               enter into any joint venture or partnership material to the Company and its Subsidiaries, taken as a whole;

(xxi)              enter into any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xxii)            other than in the ordinary course, enter into any agreement, arrangement or commitment to grant a license or sublicense of any material Company IP to any third party;

(xxiii)            transfer, sell or exclusively license material Company IP to any third party;

(xxiv)           enter into any non-compete or similar Contract that would materially impair the conduct of business of the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Affiliates) in any jurisdiction;

(xxv)            implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs or other such actions that trigger notification requirements under WARN;

(xxvi)           cancel any material insurance policies, or fail to renew any material insurance policies upon expiration on substantially the same terms as those in place on the date of this Agreement, to the extent insurance policies on such terms are available on commercially reasonable terms;

(xxvii)          enter into any material new line of business or make a material investment in any new production facility;

(xxviii)          take any action set forth on Section  5.1(b)(xxviii) of the Company Disclosure Letter; or

(xxix)            authorize, commit or agree to do any of the foregoing.

(c)            The Company may request consent from Parent (such consent not to be unreasonably withheld, conditioned or delayed) with respect to the actions proscribed in this Section  5.1 by delivering notice pursuant to Section  8.7.

(d)           The Company, on the one hand, and Parent and Merger Sub, on the other hand, acknowledge and agree that (i) nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary in this Agreement, no consent of Parent will be required with respect to any matter set forth in this Section  5.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to be a violation of applicable Law.

(e)           During the Pre-Closing Period, the Company will, to the extent permissible under applicable Law, use commercially reasonable efforts to notify Parent in writing of: (i) the Company’s or any of its Subsidiaries’ receipt of any FDA Form 483, warning letter, untitled letter, or NRC notice of violation alleging material noncompliance of any Company Product with Health Care Laws and (ii) any recall, market withdrawal, field correction or safety alert with respect to a Company Product that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; provided, that (A) the Company’s failure to provide, or delay in providing, such notice will not, in and of itself, be deemed to be a breach of this Section  5.1, including for purposes of Section  6.2(b), or give rise to any right of Parent to terminate this Agreement, and (B) nothing in this Section  5.1 will limit the Company’s or any of its Subsidiaries’ ability to take any action required by applicable Health Care Laws, including initiating or completing any recall, market withdrawal, field correction, or other corrective or remedial action, in each case, in the ordinary course of business and without the consent of Parent, but in consultation with Parent.

5.2               No Solicitation by the Company.

(a)               The Company will, and will cause each of its Subsidiaries and each of its and their respective directors and officers to, and shall instruct each of its and its Subsidiaries’ respective Representatives (or, in the case of its controlled Representatives, cause such Representatives), as applicable, to: (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal other than the Transactions and (ii) request the prompt return, destruction or deletion, to the extent required by and in accordance with the terms of any applicable confidentiality agreement of the Company, of all non-public confidential information previously made available by it or on its behalf in connection with any actual or potential Company Takeover Proposal. Subject to the other applicable provisions of this Section  5.2, from and after the date of this Agreement and continuing until the earlier of the Effective Time, and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company will not, and will cause each of its Subsidiaries and each of its and their respective directors and officers not to, and will instruct its and its Subsidiaries’ respective Representatives (or, in the case of its controlled Representatives, cause such Representatives), as applicable, not to, directly or indirectly through another Person: (A) solicit, initiate or knowingly encourage or knowingly induce or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (it being understood and agreed that ministerial acts, such as answering unsolicited phone calls, that are not otherwise prohibited by this Section  5.2 will not be deemed to constitute a violation of this Section  5.2), (B) knowingly facilitate any Company Takeover Proposal or engage in, continue or otherwise participate in any discussions or negotiations regarding a Company Takeover Proposal, except to notify such Person of the existence of the restrictions in, and the Company’s obligations pursuant to, this Section  5.2, (C) approve, endorse or recommend any Company Takeover Proposal, (D) make or authorize any statement, recommendation or solicitation in support of any Company Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Company Takeover Proposal, (E) approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, agreement or agreement in principle, merger agreement or other similar Contract with respect to a Company Takeover Proposal, (F) grant any waiver, amendment, termination or release under any standstill or confidentiality agreement to allow a Person or group of Persons to submit a Company Takeover Proposal (provided, however, that, following receipt by the Company of a Company Takeover Proposal which (x) did not result from any breach of this Section 5.2(a) and (y) constitutes or would reasonably be expected to lead to a Company Superior Proposal, the Company shall be entitled to waive any standstill agreement or standstill provision included in any such confidentiality agreement to which such Person or group of Persons is party if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that failure to waive such standstill agreement or standstill provision would be inconsistent with its fiduciary duties under applicable Law) or (G) resolve to do, or agree or publicly announce an intention to do, any of the foregoing.

(b)              Notwithstanding anything to the contrary contained in this Agreement (including Section  5.2(a)), if, at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an unsolicited bona fide written Company Takeover Proposal from any Person or group of Persons that did not result from a breach of this Section 5.2 by the Company, then the Company and its Representatives may, to the extent that the Company Board or any duly authorized committee thereof determines, after consultation with its financial advisors and legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, (i) furnish, following execution of an Acceptable Confidentiality Agreement with such Person, information (including non-public information or data) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and afford such Person or group of Persons access to the businesses, properties, assets and personnel of the Company and its Subsidiaries (provided, that the Company will, within 48 hours following the provision of such information to such Person or group of Persons, provide to Parent copies of any non-public information concerning the Company or any of its Subsidiaries that is made available to such Person to the extent not previously provided to Parent or its Representatives) and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal regarding such Company Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

(c)              The Company will inform Parent promptly (and in any event within 48 hours) in writing of any inquiries, proposals or offers received with respect to any Company Takeover Proposal (indicating whether such Company Takeover Proposal constitutes or would reasonably be expected to constitute a Company Superior Proposal, the identity of the Person or group of Persons making or submitting such Company Takeover Proposal or inquiry, proposal or offer, and the material terms and conditions thereof). The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status of, or other material changes in, any such Company Takeover Proposal, including any amendments to material terms.

(d)              Except as expressly permitted by this Section  5.2(d) or Section  5.2(e), neither the Company Board nor any duly authorized committee thereof will (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) take any action by board resolution or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the Company Board may refrain from taking a position with respect to a Company Takeover Proposal until the end of the tenth Business Day after the commencement of a tender offer in connection with such Company Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change); provided, that, if the Company Board fails to take a position or takes a position after the end of such tenth Business Day that is not a recommendation against such tender offer and a reaffirmation of the Company Board Recommendation, then such position will be considered a Company Adverse Recommendation Change, or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) enter into, authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, merger agreement or other similar Contract with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section  5.2(b)) (each, a “Company Acquisition Agreement”), or (iii) take any action pursuant to Section  7.1(d)(i). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change and/or the Company may terminate this Agreement and enter into a Company Acquisition Agreement pursuant to Section  7.1(d)(i) if prior to taking such action the Company Board or any duly authorized committee thereof has determined, after consultation with its financial advisors and legal counsel, that (1) failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (2) such Company Takeover Proposal constitutes a Company Superior Proposal that did not result from a breach of this Section 5.2 by the Company; provided, however, that (w) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (the “Company Superior Proposal Notice Period”), (x) to the extent Parent wishes to so negotiate, the Company has negotiated, and has directed its Representatives to negotiate, in good faith with Parent during the Company Superior Proposal Notice Period to enable Parent to propose in writing an offer to effect revisions to this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (y) following the end of the Company Superior Proposal Notice Period, the Company Board or any duly authorized committee thereof will have considered in good faith any such offer, and will have determined, after consultation with its financial advisors and legal counsel, that the Company Superior Proposal continues to constitute a Company Superior Proposal if the revisions proposed in such offer were to be given effect, and (z) if, during the Company Superior Proposal Notice Period, the terms of such Company Superior Proposal are revised, amended or modified in any material respect, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section  5.2(d) with respect to such new notice (except that the “four Business Day” period referred to in clause (w) of this proviso shall instead be “two Business Day period”).

(e)               Prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change of the type described in Section  5.2(d)(i)(B) if and only if: (i) the Company Board or any duly authorized committee thereof has determined, after consultation with its financial advisors and legal counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; (ii) such action is not in response to the receipt, existence of or terms of a Company Takeover Proposal or a Company Superior Proposal or any inquiry related thereto or the consequences thereof (which is governed by Section  5.2(d)); (iii) such action is in response to a material development, fact, change, event, effect, occurrence or circumstance that was not known to or reasonably foreseeable (or the magnitude of which was not known or reasonable foreseeable) to the Company Board as of the date hereof and becomes known to the Company Board prior to the time of the Company Stockholder Approval (excluding any Company Takeover Proposal, the “Intervening Event”) (provided, however, that none of the following, whether alone or in combination, shall constitute an Intervening Event: (1) the receipt or existence of a Company Takeover Proposal, (2) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet or exceed) internal budgets or plans or internal or published forecasts of its revenues, earnings or other financial performance or results of operations and (3) changes in the Company’s or Parent’s stock price or the trading volume of the Company’s or Parent’s stock (provided, further, that the facts and occurrences giving rise to or contributing to any of the events or changes described in the immediately preceding clauses (1), (2) and (3) may be taken into account in determining whether there has been an Intervening Event)); and (iv) prior to taking such action, (A) the Company Board has given Parent at least three days’ prior written notice of its intention to take such action absent any revision to the terms and conditions of this Agreement, which notice will describe in reasonable detail the nature of the Intervening Event and the basis for such intended Company Adverse Recommendation Change, (B) to the extent Parent wishes to so negotiate, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement, and (C) at the end of such notice period, the Company Board or any duly authorized committee thereof will have considered in good faith any such offer, and will have determined, based on the information then available and after consultation with its financial advisors and legal counsel, that failure to make such Company Adverse Recommendation Change due to the Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f)                Nothing contained in this Section  5.2 or in Section  5.7 will prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable Law or would be consistent with the Company Board’s fiduciary duties under applicable Law, (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, or (iii) making factually accurate disclosure regarding the Company’s receipt of, or the existence, material terms or status of, a Company Takeover Proposal or Intervening Event (and any such action will not, in and of itself, constitute a Company Adverse Recommendation Change).

(g)              The Company will promptly (and, in any event, no later than one Business Day after the date of this Agreement) instruct its Representatives (or, in the case of its controlled Representatives, cause such Representatives), as applicable, to terminate electronic data room access for any Person that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of an acquisition of the Company and any of such Person’s Representatives to diligence or other information regarding the Company and, to the extent contemplated in, and in accordance with the terms of, the applicable confidentiality agreement with such Person, request the deletion all electronically transmitted confidential information provided to any such Person pursuant thereto.

5.3               Preparation of Proxy Statement

(a)                As soon as reasonably practicable after the date of this Agreement, and in any event, within 30 days after the date of this Agreement, the Company will prepare and cause to be filed with the SEC a proxy statement in preliminary form relating to the Stockholders’ Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Subject to Section  5.2, the Proxy Statement will contain the Company Board Recommendation. Parent will furnish all information concerning Parent, Merger Sub and their respective Affiliates as the Company or its Representatives may reasonably request in connection with the preparation of the Proxy Statement. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed or otherwise provided, as permitted by the SEC or applicable Law, to the stockholders of the Company as promptly as reasonably practicable after the date on which the SEC confirms that it does not plan to review, or that it has no further comments on, the Proxy Statement.

(b)               The Company will, as promptly as reasonably practicable, (i) notify Parent of (A) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Transactions and (B) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and (ii) supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)              Except with respect to any disclosure or communication that relates to a Company Takeover Proposal or a Company Adverse Recommendation Change, the Company will provide Parent a reasonable opportunity to review and comment on the Proxy Statement or any substantive response to comments received from the SEC in respect thereof (including the proposed final version of such document or response) and will consider any comments thereon made by Parent or its counsel.

(d)               At the time the Proxy Statement is first mailed to the Company’s stockholders, at any time of the amendment or supplement thereof and at the time of the Stockholders’ Meeting, the Company shall use reasonable best efforts to provide that the Proxy Statement comply in all material respects with the requirements of the Exchange Act (other than with respect to any information supplied by Parent or Merger Sub). Until the Company Stockholder Approval is obtained, if any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Parties. The Company will promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement and, to the extent required by applicable federal securities Laws, disseminate such amendment or supplement to the holders of shares of Company Common Stock as of the record date established for the Stockholders’ Meeting.

5.4               Stockholders’ Meeting.

(a)               Subject to Section  5.2, the Company will (i) take all actions in accordance with applicable Law, the Certificate of Incorporation, the Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders for the purpose of considering and taking action upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Stockholders’ Meeting”) as soon as reasonably practicable after the SEC confirms that it does not plan to review, or that it has no further comments on, the Proxy Statement and (ii) use reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and (B) take all other action necessary or advisable to secure the Company Stockholder Approval. The Company may adjourn or postpone the Stockholders’ Meeting (I) to the extent required by applicable Law or if, after consultation with Parent, the Company determines such adjournment or postponement necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders’ Meeting if such disclosure is determined by the Company in good faith after consultation with outside counsel to be required to be provided to the stockholders of the Company, (II) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting, or (III) to allow reasonable additional time to solicit additional proxies to the extent that at such time the Company has not received a number of proxies that it reasonably believes sufficient to obtain the Company Stockholder Approval at the Stockholders’ Meeting; provided, however, that, unless otherwise agreed to by each of Parent and the Company, (x) with respect to each of the foregoing clauses (II) and (III), the Stockholders’ Meeting will not be adjourned or postponed in connection with any one adjournment or postponement to a date that is more than 15 Business Days after the date for which the meeting was previously scheduled or more than 45 days, in the aggregate, after the original date of the Stockholders’ Meeting and (y) in no event may any adjournment or postponement be to a date that is fewer than five Business Days prior to the Outside Date. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section  5.4(a) shall not be affected by the commencement, public proposal, public disclosure or public or private communication to the Company of any Company Takeover Proposal unless and until a Company Adverse Recommendation Change has occurred.

(b)               Nothing in this Section  5.4 will be deemed to prevent the Company or the Company Board or any duly authorized committee thereof from taking any action permitted by Section  5.2.

5.5               Reasonable Best Efforts; Regulatory Approval Matters.

(a)               Subject to the terms and conditions set forth in this Agreement, each of the Company, Parent and Merger Sub will use (and cause its respective Affiliates to use) reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the making of all necessary registrations and filings in the jurisdictions set forth in Section  6.1(b) of the Company Disclosure Letter, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, (iii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iv) the defending of any Actions challenging this Agreement or the Transactions; provided, however, that in no event will the Company or any of its Subsidiaries be required to pay (and the Company and its Subsidiaries will not, without the consent of Parent, commit to pay) prior to the Effective Time any fee, penalty or other consideration to any Person (including a Governmental Entity) for any consent or approval required for the consummation of the Transactions.

(b)              Subject to the terms and conditions set forth in this Agreement, and without limiting the foregoing, the Company and Parent will use reasonable best efforts to as promptly as practicable after the date of this Agreement make their respective filings under the HSR Act and with respect to the notices and approvals set forth on Section  6.1(b) of the Company Disclosure Letter, and thereafter, in the case of the foregoing clause (i), make any other required submissions thereunder, including without limitation promptly responding to any request for additional information and documentary material issued under Antitrust Laws or FDI Laws, (ii) except in connection with a disclosure regarding a Company Adverse Recommendation Change or a Company Takeover Proposal received by the Company, use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, (iv) promptly inform the other Party upon receipt of any material communication from any Governmental Entity regarding any of the Transactions, and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing outside counsel for the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to the Transactions. Except in connection with a disclosure regarding a Company Adverse Recommendation Change or a Company Takeover Proposal received by the Company, the Company and Parent will permit outside counsel for the other Party reasonable opportunity to review in advance, consult with and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance, to the extent practicable, and, to the extent not prohibited by such Governmental Entity, gives the other Party or its outside counsel the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), or (C) enter into any agreement with any Governmental Entity not to consummate the Transactions without the prior written consent of the other Party. Notwithstanding anything in this Agreement to the contrary, Parent shall lead all communications and strategy for dealing with any Governmental Entity in connection with obtaining any approvals under any Antitrust Laws or FDI Laws, or any review, challenge or Action with respect to any Antitrust Laws or FDI Laws.

(c)              In furtherance and not in limitation of the other covenants of the Parties contained in this Section  5.5, if any Action, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Law or FDI Law, each of the Company and Parent will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Without limiting the generality or effect of the foregoing, in order to avoid or resolve such Action, Parent will, and will cause its Affiliates to, offer, propose, agree, and consent to (i) divest, sell, hold separate or otherwise dispose of any assets, equity interests, or businesses of Parent or the Company or their respective controlled Subsidiaries (ii) terminate, modify or restrict any existing relationships, contractual rights or obligations of the business of Parent, the Company or any of their respective controlled Subsidiaries; (iii) accept any limitations on Parent’s freedom of action with respect to, or its ability to retain, any of the assets, equity interests, or businesses of Parent, the Company or any of their respective controlled Subsidiaries; and (iv) any other remedial action whatsoever that may be necessary in order to obtain any approval or waiver from, or to avoid an Action or proceeding by, any Governmental Entity and to consummate the Transactions (any of (i)-(iv) a “Remedy”) in each case to the extent necessary or advisable to avoid or resolve such Action or threat thereof so that the Transactions may be consummated without delay and in all circumstances prior to the Outside Date; provided, that any Remedy with respect to the assets, equity interests, businesses or contractual rights of Parent or the Company or any of their respective Subsidiaries shall be expressly conditioned on the consummation of the Transactions. Parent shall, and shall cause its Affiliates to, defend against any Action that would prevent, delay or challenge this Agreement or the consummation of the Transactions, including by taking all action to avoid, oppose, or seek to have lifted or rescinded any application for or any resulting injunction or restraining or other Order seeking to stop the Transactions or that otherwise adversely affects Parent’s ability to consummate the Transactions.

(d)               Except as specifically required by this Agreement, Parent will not, and will not permit its Affiliates to, take any action, or refrain from taking any action, the effect of which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the timing or ability of the Parties to consummate the Transactions. Without limiting the generality of the foregoing, Parent will not, and will not permit its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof (including any competitor of the Company), or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the Transactions.

(e)               Notwithstanding anything in this Agreement to the contrary, Parent and its Affiliates shall not be required to propose, negotiate or commit to sell, divest, exclusively license, hold separate, or otherwise dispose of, accept any material operational restrictions or take or commit to take any actions (including supply and other commercial arrangements) which restrictions or actions would limit Parent’s or any of its Subsidiaries’ freedom of action with respect to, assets, licenses, product lines, operations or businesses of Parent or the Company or any of their respective Subsidiaries that, individually or in the aggregate, generated total annual revenues in excess of $25,000,000 (taking into account intra company sales) in the Company’s or Parent’s, as applicable, fiscal year 2025.

(f)                Parent will be solely responsible for any fees required to be paid in connection with any filings of the Parties with a Governmental Entity pursuant to this Section  5.5.

5.6               Pre-Closing Period Access.

(a)               Subject to applicable Law, the Company agrees to provide, and will cause its Subsidiaries to provide, Parent and its Representatives, from time to time during the Pre-Closing Period, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties (but excluding (A) for purposes of any invasive, soil sample or below ground testing or (B) leased third party public cloud infrastructure data centers), books, Contracts, commitments, personnel and records and (ii) such other information as Parent reasonably requests with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations, in each case, to the extent necessary for the consummation of the Transactions.

(b)              Notwithstanding the foregoing, neither the Company nor its Subsidiaries will be required to provide Parent or its Representatives with access to or to disclose information (i) that would result in the disclosure of any trade secrets of the Company, any of its Subsidiaries or any third party, (ii) that would result in the disclosure of competitively sensitive sales or marketing information of third parties or violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality that is subject to the terms of a confidentiality or other agreement with a third party, (iii) the disclosure of which would violate any Law, (iv) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Person, (v) that is competitively sensitive to the Company or its Subsidiaries (provided that the Parties will attempt to establish a clean team process to share such materials in a commercially reasonable manner), (vi) that would expose the Company or its Subsidiaries to risk of liability for disclosure of sensitive or personal information, or (vii) that relates to (A) the negotiation of this Agreement, (B) the valuation of the Company in connection with this Agreement, the Transactions or any other financial or strategic alternatives considered by the Company Board, (C) any Company Takeover Proposal, (D) any process the Company has conducted with any financial advisor or other communications with any Persons in connection therewith, or (E) the minutes of the meetings of the Company Board or any committee thereof discussing the Transactions or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Company Board or any committee thereof, whether in connection with a specific meeting thereof or otherwise relating to such subject matter).

(c)               Parent will use its reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries that may result from the requests for access, data and information hereunder and the Company and its Subsidiaries will not be required to provide information in any format other than as then exists, or otherwise to manipulate or reconfigure any data regarding the Company’s or any of its Subsidiaries’ business, assets, financial performance or condition or operations.

5.7               Publicity; Confidentiality.

(a)               The initial press release regarding this Agreement and the Transactions will be substantially in the form previously agreed to by Parent and the Company. Thereafter, none of the Company, Parent or Merger Sub will, and the Company will not permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Transactions without first consulting with Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or its Affiliate; provided, however, that this Section  5.7(a) will not apply to any release or public statement (i) made in compliance with by Section 5.2 (including to announce a Company Adverse Recommendation Change in accordance with Section 5.2), (ii) consistent in all material respects with any release, disclosure or other public statements previously made in accordance with this Section 5.7(a), (iii) to the extent that such release or public statement relates to any dispute between the Parties relating to this Agreement or the Transactions, or (iv) as a Party may in good faith, after consultation with outside counsel, determine is required by Law (including applicable stock exchange listing rules). Nothing in this Section  5.7 will limit the ability of any Party to make disclosures or announcements that are consistent in all material respects with the prior public disclosures regarding the Transactions.

(b)               All information provided pursuant to this Agreement will be governed by the terms of the Confidentiality Agreement.

5.8               Employee Benefits.

(a)               For a period of one year following the Effective Time (or, if earlier, until the applicable date on which a Continuing Employee terminates employment) (the “Continuation Period”), Parent will provide, or cause to be provided, to each employee of the Company or any of its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who continues employment with the Surviving Corporation (or any Affiliate thereof) during the Continuation Period (each, a “Continuing Employee”) with (i) a base salary or wage rate that is no less than that provided to such Continuing Employee by the Company or a Subsidiary thereof immediately prior to the Effective Time, (ii) annual or other short-term cash incentive compensation opportunities (excluding any equity or equity based compensation, retention, change of control, transaction or similar bonuses and nonqualified deferred compensation) that are no less favorable than those provided to such Continuing Employee by the Company or any Subsidiary thereof immediately prior to the Effective Time, (iii) severance benefits for termination of employment that are no less favorable than those provided to such Continuing Employee by the Company or any Subsidiary thereof under the applicable Company Benefit Plan set forth in Section  3.10(a) of the Company Disclosure Letter, and (iv) other employee benefits (excluding any defined benefit pension plans or retiree medical benefits) that in the aggregate are no less favorable than either (in Parent’s discretion) (x) those provided to such Continuing Employee by the Company or any Subsidiary thereof immediately prior to the Effective Time or (y) those provided by Parent to similarly situated employees of Parent or its Subsidiaries (except that, for the avoidance of doubt, with respect to employee stock purchase plans, such benefits will only be provided by Parent to Continuing Employees on the same basis as similarly situated employees of Parent or its Subsidiaries to the extent such Continuing Employees are located in a jurisdiction in which Parent offers such plans).

(b)              To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation or for benefit accruals under any vacation or severance plan of Parent and/or the Surviving Corporation, then Parent will ensure that such benefit plan will, for purposes of eligibility and vesting and, with respect to vacation and severance benefits, for benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Company and its Subsidiaries or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company or its Subsidiaries; provided, however, that, such service need not be recognized to the extent that such recognition would result in any duplication of benefits with respect to the same period of service and the foregoing service credit shall not apply with respect to any defined benefit pension or retiree insurance benefit plan. Following the Effective Time, Parent or an Affiliate of Parent will use commercially reasonable efforts to (i) if applicable, waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or an Affiliate that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding benefit plan of the Company or any of its Subsidiaries, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time. The Company shall use reasonable best efforts to provide Parent or its designee all information reasonably requested to allow Parent to comply with such obligations in this Section 5.8(b).

(c)               To the extent any bonus amounts under any annual cash bonus and other annual incentive plans of the Company and its Subsidiaries (“Bonus Amounts”) with respect to a performance period completed on or prior to the Closing remain unpaid as of the Closing Date, Parent and the Surviving Corporation, as applicable, shall cause all such Bonus Amounts to be calculated and paid in the ordinary course of business to the eligible employees of the Company and its Subsidiaries. Parent and the Surviving Corporation, as applicable, shall cause all Bonus Amounts with respect to the performance period in which the Closing occurs (the “Open Bonus Performance Period”) to be calculated and paid to the eligible employees of the Company and its Subsidiaries following the completion of the Open Bonus Performance Period; provided, however, that (i) such Bonus Amounts shall be calculated at the actual level of performance as of the end of the Open Bonus Performance Period, and (ii) such Bonus Amounts shall be paid in the ordinary course of business following the end of the Open Bonus Performance Period; provided further, that payment of any Bonus Amounts in accordance with this Section 5.8(c) shall in no way be interpreted or construed to limit any amounts to which any current or former employee, officer, individual consultant, individual independent contractor or non-employee director of the Company or any of its Subsidiaries may be entitled pursuant to a Company Benefit Plan in connection with such individual’s termination of employment or services.

(d)              If requested by Parent at least ten Business Days before the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to freeze participation and/or terminate, effective on the Closing Date (and contingent upon the Closing), any Company Benefit Plan set forth on Section 5.8(d) of the Company Disclosure Letter effective as of the date set forth therein, in each case, to the extent permitted under the terms of the applicable Company Benefit Plan and/or applicable Law. If Parent delivers notice requesting such freeze and/or termination, the Company shall deliver to Parent, prior to the Closing, evidence that the Company Board has validly adopted resolutions to freeze participation and/or terminate such scheduled Company Benefit Plans on Section 5.8(d) of the Company Disclosure Letter (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed), and taken all other actions necessary to freeze participation and/or terminate such Company Benefit Plans scheduled on Section 5.8(d) of the Company Disclosure Letter, effective no later than the date immediately preceding the Closing Date.

(e)              The provisions of this Section  5.8 are solely for the benefit of the Parties. No provision of this Section  5.8, whether express or implied, is intended or shall be construed to (i) require Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation to continue any specific employee benefit plan, or (ii) constitute the establishment or adoption of or an amendment to any compensation or employee benefit plan for purposes of ERISA or otherwise. No current or former Company Service Provider will be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Section  5.8 or elsewhere in this Agreement will be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee will be “at will” employment.

(f)               The Company shall provide prompt written notice to Parent of any employee of the Company or any of its Subsidiaries who is vice president-level and above and who delivers written notice to the Company or any of its Subsidiaries at any time between the date of this Agreement and the Effective Time that he or she intends to resign or retire as a result of or in connection with the Transactions.

5.9              Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting. The Surviving Corporation will use its reasonable best efforts to cause the Company Common Stock to be delisted from Nasdaq as promptly as practicable after the Effective Time and deregistered pursuant to the Exchange Act as promptly as practicable after such delisting.

5.10             Indemnification; Directors’ and Officers’ Insurance.

(a)               To the fullest extent required or permitted by applicable Law, for a period of six years following the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent required or permitted under the certificate of incorporation or bylaws (or comparable organizational documents of any Subsidiary of the Company), each present and former director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted, claimed or existing prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with the Transactions and the process and other events giving rise thereto. In the event of any such Action, Parent and the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, reasonably cooperate with the Indemnified Party in the defense of any such Action.

(b)               Without limiting the provisions of Section  5.10(a), for a period of six years following the Effective Time, Parent will (i) cause the Surviving Corporation and its Subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and its Subsidiaries and any indemnification agreements set forth on Section 5.10(b) of the Company Disclosure Letter, in each case, as in effect immediately prior to the Effective Time with respect to acts or omissions occurring, or alleged to have occurred, prior to the Effective Time, and (ii) not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party, except as required by applicable Law or to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ rights thereunder.

(c)              Prior to the Effective Time, the Company may, following reasonable consultation with Parent, obtain and fully pay the premium for non-cancellable “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies for the Indemnified Parties and (ii) the existing fiduciary and employment practices liability insurance policies of the Company and its Subsidiaries, in each case for a claims reporting or discovery period of six years from and after the Effective Time from an insurance carrier(s) with the same or better credit rating as the Company’s insurance carrier(s) as of immediately prior to the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary and employment practices liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are no less favorable to the Indemnified Parties as the Company’s existing policies as of immediately prior to the Effective Time with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that the Company shall not pay an annual premium for the D&O Insurance in excess of three hundred fifty percent (350%) of the last annual premium paid prior to the date of this Agreement (the “Company’s Current Premium”). If the Company does not obtain the “tail” D&O Insurance, then the Surviving Corporation will purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are no less favorable to the insureds as provided in the Company’s existing policies as of immediately prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to pay an annual premium for such D&O Insurance in excess of three hundred fifty percent (350%) of the Company’s Current Premium.

(d)              If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to Person, then, and in each such case, unless provided by operation of Law, proper provisions will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations set forth in this Section  5.10.

(e)              The provisions of this Section  5.10 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties (and their respective heirs and estates), who are intended third-party beneficiaries of this Section  5.10 as of and following the Effective Time.

(f)               The rights of the Indemnified Parties under this Section  5.10 will be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of any of the Company or its Subsidiaries, under any applicable Contracts of any Indemnified Party and the Company or any of its Subsidiaries, or under applicable Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of any of the Company’s Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(g)               Notwithstanding anything in this Agreement to the contrary, if any Action (whether arising before, on or after the Effective Time) involving any Indemnified Party remains pending on the sixth anniversary of the Effective Time, the provisions of this Section  5.10 will continue in effect with respect to such Indemnified Party until the final non-appealable disposition of such Action.

(h)              From and after the Effective Time, Parent will guarantee the prompt payment of the obligations of the Surviving Corporation and the Subsidiaries of the Surviving Corporation under this Section  5.10, and will otherwise cause the Surviving Corporation and its Subsidiaries to promptly comply with its obligations under this Section  5.10; provided, however, that the Indemnified Party to whom expenses are advanced repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under the certificate of incorporation, bylaws or comparable governing documents of any of the Company or its Subsidiaries, under any applicable Contracts of any Indemnified Party and the Company or any of its Subsidiaries, or under applicable Laws.

5.11             Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, the Company Board or a duly authorized committee thereof will grant such approvals and will use commercially reasonable efforts to take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use commercially reasonable efforts to act to eliminate or minimize the effects of such statute or regulation on the Transactions.

5.12            Section 16 Matters. Prior to the Effective Time, the Company Board will take all actions as may be required or appropriate to cause any dispositions of Company equity securities (including derivative securities with respect to shares of Company Common Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13            Merger Sub Approval. Immediately following the execution of this Agreement, Parent will execute and deliver to the Company, in accordance with applicable Law (including the DGCL) and the organizational documents of Merger Sub and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement and the consummation by Merger Sub of the Transactions in accordance with applicable Law (including the DGCL) and the organizational documents of Merger Sub.

5.14            No Financing Contingency. Each of Parent and Merger Sub expressly acknowledges and agrees that the obtaining of, or the availability of, any financing is not a condition to the Closing and reaffirms its respective obligation to consummate the Transactions irrespective and independently of the availability of any such financing, subject to fulfillment or waiver of the applicable conditions set forth in Article VI.

5.15            Stockholder Litigation. Each of the Company and Parent shall promptly notify the other of any stockholder litigation against it or its directors or officers relating to this Agreement or the Transactions and shall keep the other party informed regarding such litigation. The Parties shall cooperate, and use their respective reasonable best efforts to cause their Representatives to cooperate, and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the Transactions, provided, that the Company will control (and give Parent the opportunity to consult in) any such litigation in which the Company or any of the Company’s directors or officers is a named defendant.

VI. CONDITIONS

6.1               Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at or prior to the Closing of each of the following conditions:

(a)               Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)               Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) all required approvals and waiting periods of the jurisdictions set forth on Section  6.1(b) of the Company Disclosure Letter shall have been obtained, expired, or been terminated.

(c)               No Injunctions or Restraints. (i) There shall not have been issued by a Governmental Entity of competent jurisdiction, and remain in effect, any Order (“Restraint”) preventing consummation of the Merger and (ii) no Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger.

6.2               Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at or prior to the Closing of each of the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of the Company set forth in Article III (other than those referred to in the following clauses (ii), (iii) and (iv)) are true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time), unless the cumulative effect of the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, does not result in and is not reasonably likely to result in a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section  3.1(a), Section  3.3, Section  3.20 and Section  3.21 are true and correct in all respects as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time), (iii) the representations and warranties of the Company set forth in Section 3.2(b) (other than the first and fourth sentences) are true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time); and (iv) the representations and warranties of the Company set forth in Section 3.2(a), the first and fourth sentences of Section 3.2(b) and Section 3.2(c) are true and correct in all respects, unless the cumulative effect of the failures of such representations and warranties to be so true and correct, in the aggregate, would not result in more than a de minimis increase in the aggregate consideration payable by Parent pursuant to Article II of this Agreement as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case, as of such earlier time).

(b)               Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing.

(c)               No Company Material Adverse Effect. Since the date of this Agreement, there has not been a Company Material Adverse Effect.

(d)               Officer’s Certificate. The Company shall have furnished Parent and Merger Sub with a certificate dated as of the Closing Date signed on its behalf by a duly authorized officer to the effect that the conditions set forth in Section  6.2(a), Section  6.2(b) and Section  6.2(c) shall have been satisfied.

6.3              Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at or prior to the Closing of each of the following conditions:

(a)               Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV are true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case, as of such earlier time), except where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Parent Material Adverse Effect, other than the representations and warranties set forth in Section  4.1(a), Section  4.2 and Section  4.4, which must be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case, as of such earlier time).

(b)              Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with the covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing.

(c)              Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly authorized officer to the effect that the conditions set forth in Section  6.3(a) and Section  6.3(b) shall have been satisfied.

6.4              Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section  6.1, Section  6.2 or Section  6.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such Party’s breach of its obligations under this Agreement.

VII. TERMINATION

7.1            Termination. This Agreement may be terminated and the Transactions may be abandoned:

(a)            by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)            by either Parent or the Company if:

(i)                 the Closing has not occurred on or before May 10, 2027 (the “Outside Date”); provided, however, that the Outside Date may be extended at the election of either Parent or the Company for a period of three months (and such date as so extended will constitute the Outside Date) if, as of the Outside Date, (A) the Closing Date has not occurred by reason of nonsatisfaction of the conditions set forth in Section  6.1(b) or Section  6.1(c)(i) (solely if the applicable Restraint is (1) appealable or otherwise not final and (2) relates to any Antitrust Laws or FDI Laws) and (B) all other conditions in Article VI have been satisfied or waived by the applicable Party (other than those conditions that by their terms are to be satisfied at Closing, but subject to such conditions being capable of being satisfied if Closing were to occur on such date); provided, that the right to terminate this Agreement under this Section  7.1(b)(i) will not be available to any Party whose breach of, or failure to comply with, any provision of this Agreement has been a primary cause of the failure of the Closing to occur on or before the Outside Date;

(ii)               any Restraint is in effect and has become final and non-appealable such that the condition set forth in Section  6.1(c) cannot be satisfied; provided, however, that the right to terminate this Agreement under this Section  7.1(b)(ii) will not be available to any Party whose breach of, or failure to comply with, any provision of this Agreement has been a primary cause of the failure of the condition set forth in Section  6.1(c) to be satisfied (it being understood that a breach or failure of Merger Sub will be deemed to be a breach or failure, as applicable, of Parent for purposes of this Section  7.1(b)(ii)); or

(iii)               the Stockholders’ Meeting (including any adjournments and postponements thereof) shall have concluded without the Company Stockholder Approval having been obtained.

(c)            by Parent:

(i)                 prior to the Stockholders’ Meeting, if a Company Adverse Recommendation Change shall have occurred; or

(ii)               if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section  6.2(a) or Section  6.2(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date then in effect, the Company shall not have cured such breach or failure to perform within 30 days (or such shorter period of time as remains prior to the Outside Date) following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section  7.1(c)(ii) and the basis for such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section  7.1(c)(ii) if Parent or Merger Sub is then in breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.1 or Section 6.3.

(d)            by the Company:

(i)                 prior to the receipt of the Company Stockholder Approval in order to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section  5.2; or

(ii)                 if either Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section  6.3(a) or Section  6.3(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date then in effect, Parent or Merger Sub, as applicable, shall not have cured such breach or failure to perform within 30 days (or such shorter period of time as remains prior to the Outside Date) following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section  7.1(d)(ii) and the basis for such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section  7.1(d)(ii) if the Company is then in breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.1 or Section 6.2.

7.2            Effect of Termination. If this Agreement is terminated pursuant to Section  7.1, this Agreement will become void and of no effect with no liability on the part of any Party; provided, however, that Section  5.5(f), Section  5.7, this Section  7.2, Section  7.3, Article VIII and Annex A will continue in effect; provided, further, however, no Party will be relieved or released from liability for damages of any kind arising out of any (i) Willful and Material Breach of any of its representations and warranties or covenants contained in this Agreement or (ii) Fraud, and, in the case of each of the foregoing clauses (i) and (ii), the other Party will be entitled to pursue any and all damages available at law or in equity incurred or suffered by such Party as a result of such Willful and Material Breach or Fraud. Notwithstanding anything in this Agreement to the contrary, under no circumstances will (A) the Company be permitted or entitled to receive more than one of (1) a grant of specific performance that results in a Closing and (2) monetary damages (but, in the case of Parent’s or Merger Sub’s Willful and Material Breach of Parent’s or Merger Sub’s respective obligations that by its terms contemplates performance after the Effective Time, as applicable, such limitation will not apply to the extent such obligations remain enforceable pursuant to terms of this Agreement) or (B) Parent be permitted or entitled to receive more than one of (1) the Company Termination Fee (together with any amounts required to be paid by the Company under Section  7.3(b)), (2) a grant of specific performance that results in a Closing, and (3) monetary damages in the event that a Company Termination Fee is not payable (but in the case of monetary damages, such limitation will not apply if the Company engages in Fraud or Willful and Material Breach) (together with any amounts required to be paid by the Company under Section  7.3(b)).

7.3            Termination Fees.

(a)            In the event that:

(i)                 this Agreement is validly terminated by the Company or Parent pursuant to Section  7.1(b)(i) (but in a case of such a termination by the Company, only if at such time Parent would not have been prohibited from terminating this Agreement pursuant to the proviso set forth in Section  7.1(b)(i)) or Section  7.1(b)(iii); provided, that (A) a bona fide Company Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and not withdrawn prior to the time this Agreement is terminated and (B) within twelve months after the date of such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal; provided, however, that for purposes of this Section  7.3(a)(i), the references in the definition of Company Takeover Proposal to “20% or more” will be deemed to be references to “more than 50%”; or

(ii)               this Agreement is validly terminated (A) by Parent pursuant to Section  7.1(c)(i) or (B) by the Company pursuant to Section  7.1(d)(i);

then, in any such event under clause (i) or (ii) of this Section  7.3(a), the Company will pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of immediately available funds (in accordance with wire instructions provided by Parent for such payment) (x) in the case of Section  7.3(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section  7.3(a)(ii)(B), prior to or substantially concurrently with such termination, or (z) in the case of Section  7.3(a)(i), within two Business Days after entry into the definitive agreement described in clause (C) of Section  7.3(a)(i) (it being understood that in no event will the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion).

(b)            Each of the Parties acknowledges that the agreements contained in this Section  7.3 are an integral part of the Transactions, and that without these agreements, the other Parties would not enter into this Agreement. The Parties agree that the Company Termination Fee will not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to timely pay or cause to be paid the Company Termination Fee, the Party entitled to receive such payment (the “Payee”) commences an Action that results in a judgment against the Party obligated to make such payment (the “Payor”), then the Payor will pay, or cause to be paid to, Payee reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Payee in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(c)            Subject in all respects to Parent’s rights set forth in Section  8.6 and the reimbursement obligations of the Company under Section  7.3(b), in the event that this Agreement is terminated in circumstances in which the Company Termination Fee is payable pursuant to Section  7.3(a), payment of the Company Termination Fee will be the sole and exclusive monetary damages remedy of Parent and Merger Sub against the Company and its Subsidiaries for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount neither the Company nor any of its Subsidiaries will have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While Parent may pursue both a grant of specific performance in accordance with Section  8.6 and the payment of the Company Termination Fee under Section  7.3, under no circumstances will Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and all or any portion of the Company Termination Fee.

(d)            In connection with any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the applicable Company Termination Fee in accordance with Section  7.3(a) (in which case Section  7.3(c) will apply), each of Parent and Merger Sub agrees that the maximum aggregate monetary liability of the Company, if any, will be limited to the amount of the Company Termination Fee, and in no event will Parent or Merger Sub seek or be entitled to recover from the Company, and each of Parent and Merger Sub hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.

VIII. MISCELLANEOUS AND GENERAL

8.1               Survival. None of the representations, warranties and covenants in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement will survive the Effective Time, except this Section  8.1 will not limit any provision in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance after the Effective Time.

8.2               Modification or Amendment. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or modified in any and all respects by written agreement of Parent and the Company; provided, however, that following receipt of the Company Stockholder Approval, there will be no amendment or modification to this Agreement which by Law would require further approval by the stockholders of the Company without such further approval of such stockholders (in which case, such further approval shall be deemed the Company Stockholder Approval for purposes of this Agreement).

8.3               Waiver. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and, together with the other provisions of this Agreement for the benefit of such Party, may only be waived in writing by such Party in whole or in part to the extent permitted by applicable Laws. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

8.4              Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by electronic signature or pdf format), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and all such counterparts will together constitute one and the same agreement.

8.5               Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement, and all disputes, claims or causes of action based on, arising out of, or related to this Agreement, the negotiation of this Agreement, the performance of this Agreement or the Transactions, will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)               Any Action based on, arising out of or related to this Agreement or the Transactions will only be brought in the Court of Chancery of the State of Delaware, or in the event (but only in the event) such court does not have subject matter jurisdiction over such Action, then such Action shall only be brought in any other state or Federal court within the State of Delaware (the “Chosen Courts”), and each of the Parties irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action will be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained will be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section  8.5(b).

(c)                EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS.

8.6               Specific Performance.

(a)               Subject to Section  7.3, the Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Subject to the following sentence and Section  7.3, the Parties acknowledge and agree that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section  8.5 without proof of damages or the posting of a bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section  7.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) will not be construed to diminish or otherwise impair in any respect any Party’s right to seek specific enforcement, and (c) the right of specific enforcement is an integral part of the Transactions and without that right none of the Parties would have entered into this Agreement.

(b)               The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section  8.6 will not be required to provide any bond or other security in connection with any such Order.

8.7               Notices. Any and all notices or other communications required or permitted to be provided hereunder will be in writing and sent by electronic mail, by nationally recognized overnight courier service or by registered mail and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section  8.7 prior to 5:00 p.m. (Eastern Time) on a Business Day, (b) the Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section  8.7 later than 5:00 p.m. (Eastern Time) on any date or is delivered on a date that is not a Business Day, (c) when received, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications will be as follows:

(a)	If to Parent or Merger Sub, or, after the Closing, the Surviving Corporation to:

Teledyne Technologies Incorporated
1049 Camino Del Rios
Thousand Oaks, California 91360
	Attention:	Melanie S. Cibik, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

	E-mail:	melanie.cibik@teledyne.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
	Attention:	Steven Stokdyk
Darren Guttenberg

	E-mail:	steven.stokdyk@lw.com
darren.guttenberg@lw.com

(b)	If to the Company:

Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, UT 84104
	Attention:	Matthew Martinez, Chief Legal Officer

	E-mail:	matthew.martinez@vareximaging.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street, Floor 10
San Francisco, CA 94105
	Attention:	Brett Cooper
Richard Smith
Joanna Pak

	E-mail:	bcooper@orrick.com
rsmith@orrick.com
pakj@orrick.com

or to such other address or addresses as the Parties may from time to time designate in writing.

8.8               Entire Agreement; No Third-Party Beneficiaries.

(a)                This Agreement (including the Company Disclosure Letter and all other schedules and exhibits hereto) and the Confidentiality Agreement (the “Transaction Documents”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties or their Affiliates with respect to the subject matter hereof and thereof. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the matters set forth in the Company Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein and as provided in Section 268(b) of the DGCL.

(b)               This Agreement is not intended to and does not confer upon any Person other than the Parties any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration pursuant to the terms of Section  2.1; (ii) if the Effective Time occurs, the right of the holders of the Company Equity Awards and holders of purchase rights under the Company ESPP to receive such amounts as provided for in Article II; and (iii) if the Effective Time occurs, the rights of the Indemnified Parties set forth in Section  5.10.

8.9               Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Transactions, the other Transaction Documents and the transactions contemplated thereby will be paid by the Party incurring such expense.

8.10             Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.11             Interpretation; Construction.

(a)               The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference will be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any reference in this Agreement to gender includes all genders, and words imparting the singular number only will include the plural and vice versa. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.” When used with respect to any information, material, data, document or other item of disclosure relating to the Company or its Subsidiaries, “made available,” “furnished,” “delivered” or similar terms means such information, material, data, document or other item of disclosure was (i) posted to the Data Room, and accessible by Parent and its Representatives with access thereto, as of one day prior to the date hereof or (ii) publicly filed with the SEC by the Company at least one Business Day prior to the date hereof (provided that the construction of any such terms used in Section  3.24 and Section  4.10 will not be limited by this sentence).

(b)               The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)               The Company Disclosure Letter is hereby incorporated and made a part hereof and is an integral part of this Agreement. The Company may, at its option, include in the Company Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation or warranty that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any Section or subsection of the Company Disclosure Letter will be deemed to be referred to and incorporated in any other Section or subsection of the Company Disclosure Letter to which it is specifically referenced or cross-referenced, and also in all other Sections or subsections of the Company Disclosure Letter to which such matter’s application or relevance is reasonably apparent on its face. Nothing contained in any Section or subsection of the Company Disclosure Letter should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Action or otherwise. Except as otherwise expressly set forth in any Section or subsection of the Company Disclosure Letter, in no event will the listing or disclosure of any information or document in any such Section or subsection of the Company Disclosure Letter, or in the documents referred to or incorporated by reference in any Section or subsection of the Company Disclosure Letter, constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of the Company or its Subsidiaries not expressly set out in this Agreement or will such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement. Any capitalized terms used in any Section or subsection of the Company Disclosure Letter will be defined as set forth in this Agreement.

8.12             Assignment; Delegation. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, however, that Merger Sub may, without the consent of the Company, assign its rights under this Agreement to any Subsidiary of Parent; provided, that such assignment by Merger Sub will not (i) relieve Merger Sub of any of its obligations hereunder or enlarge, alter or change any obligation of the Company or (ii) impede or delay the consummation of the Merger or the other Transactions. Any purported assignment in violation of this Agreement is void.

8.13             Parent Guarantee of Obligations. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

COMPANY:

Varex Imaging Corporation

By:	/s/ Sunny Sanyal
Name: Sunny S. Sanyal
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

PARENT:

Teledyne Technologies Incorporated

By:	/s/ George C. Bobb III
Name: George C. Bobb III
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

MERGER SUB:

DETECT MERGER SUB, INC.

By:	/s/ Stephen F. Blackwood
Name: Stephen F. Blackwood
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Merger Agreement]

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified below.

“2017 Spin-Off” means the separation of the Varex Business from the Parent Business (in each case, as such term is defined in the 2017 Spin-Off Separation and Distribution Agreement).

“2017 Spin-Off Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated as of January 27, 2017, by and between Varian Medical Systems, Inc. and the Company.

“2017 Spin-Off Tax Matters Agreement” means the Tax Matters Agreement, dated as of January 27, 2017, by and between Varian Medical Systems, Inc. and the Company.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company in any material respect than those corresponding provisions included in the Confidentiality Agreement (provided, however, that any such confidentiality agreement (a) will not be required to contain any standstill provisions and (b) will not prohibit the Company from complying with its obligations under this Agreement, including Section  5.2).

“Action” means any civil, criminal, administrative or other claim, proceeding, litigation, audit, arbitration, charge or other ADR process, formal investigation or inquiry, subpoena, hearing, written demand or complaint, enforcement action, suit, or other proceeding or action of any kind (whether at Law or in equity), by or before any Governmental Entity.

“Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any other similar Laws relating to public or commercial corruption or bribery.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, foreign antitrust laws.

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended, restated or otherwise modified from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended, corrected, restated or otherwise modified from time to time.

“Company Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (b) each stock option, stock purchase, stock appreciation right or other stock-related or equity-based compensation, individual employment, individual independent contractor, retention, bonus, commission, incentive, deferred compensation, change in control, profit-sharing, retirement, pension, savings, sick leave, vacation pay, welfare, disability, health, medical, life insurance, fringe benefit, flexible spending account, severance or other employee benefit program, policy, agreement or arrangement, whether or not subject to ERISA, funded or not funded, in each case (i) that is sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the benefit of any current or former Company Service Provider, (ii) to which the Company or any of its Subsidiaries is a party or (iii) with respect to which the Company or any of its Subsidiaries has any actual or contingent liability.

“Company EBITDA PSUs” means all Company PSUs which vest in whole or in part based on achievement of certain EBITDA performance criteria.

“Company Equity Awards” means Company Options, Company RSUs and Company PSUs.

“Company Equity Plans” means the Company’s 2017 Omnibus Stock Plan and the Company’s 2020 Omnibus Stock Plan, in each case, as amended or amended and restated from time to time.

“Company ESPP” means the Company’s 2017 Employee Stock Purchase Plan, as amended or amended and restated from time to time.

“Company IP” means Company-Owned IP and Company Licensed IP.

“Company Licensed IP” means the Intellectual Property presently used by the Company and each of its Subsidiaries pursuant to an Inbound License and necessary for the current operation of the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any development, fact, change, event, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however that in no event will any development, fact, change, event, effect, occurrence or circumstance arising out of any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally; (b) changes or proposed changes in Law or GAAP or other accounting methods; (c) changes in conditions in financial markets, credit markets or capital markets, including (i) changes in interest rates or credit ratings; (ii) changes in exchange rates for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (d) changes generally affecting the industries in which the Company and its Subsidiaries conduct business, including embargoes, tariffs, duties or any other trade restriction; (e) any geopolitical conditions, the outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity or otherwise), terrorism or military actions (including any continuation, escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (f) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural or man-made disasters, weather conditions, epidemics, pandemics or disease outbreaks or restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions, and other force majeure events; (g) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with its employees, suppliers, lessors, partners, vendors, customers, regulators, Governmental Entities or any other third party, or the identity of Parent in connection therewith; (h) any action taken or refrained from being taken by the Company or any of its Subsidiaries as required or permitted by this Agreement or at the written request of Parent; (i) any failure by the Company or any of its Subsidiaries to meet (1) any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of any such failure in the foregoing subclause (1) or (2) may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent not otherwise excluded pursuant to a different subsection of this definition); (j) any decline in the market price of the shares of Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to a decline in the market price of the Company Common Stock may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect to the extent not otherwise excluded pursuant to a different subsection of this definition); (k) any breach by Parent or Merger Sub of this Agreement; or (l) the initiation of litigation by any holder of shares of the Company with respect to this Agreement or the Transactions; except that, in each case of the foregoing clauses (a) through (f), to the extent that such development, fact, change, event, effect, occurrence or circumstance has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similar companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Options” means all options to purchase shares of Company Common Stock granted under any of the Company Equity Plans, excluding any option or right to purchase Company Common Stock under the Company ESPP.

“Company PSUs” means all restricted stock units representing a right to receive Company Common Stock granted under any of the Company Equity Plans which vest in whole or in part based on performance criteria.

“Company RSUs” means all restricted stock units representing a right to receive Company Common Stock granted under any of the Company Equity Plans or otherwise which vest solely based on the passage of time or continued service, including deferred Company RSUs and phantom (i.e., cash settled) Company RSUs.

“Company Service Provider” means a director, officer, employee, or individual independent contractor of the Company or its Subsidiaries.

“Company Superior Proposal” means a Company Takeover Proposal (except that, for purposes of this definition, the references in the definition of “Company Takeover Proposal” to “20% or more” are replaced by “more than 50%”) made by a Person on terms that the Company Board or a duly authorized committee thereof determines in its good faith judgment, after consultation with financial advisors and legal counsel, taking into account all factors and matters deemed relevant in good faith by the Company Board, including financial, legal, regulatory and any other aspects of the transaction described in such proposal, and the identity and resources of the Person making such proposal, the likelihood of the consummation of the transaction on the terms proposed and the anticipated timing thereof, would, if consummated, be more favorable to the Company and the holders of Company Common Stock than the Transactions.

“Company Takeover Proposal” means, other than the Transactions, any offer or proposal (other than from Parent or its Affiliates or Representatives) relating to (a) any acquisition or purchase, direct or indirect, of 20% or more of the fair value of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair value of the consolidated assets of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Person or group beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair value of the consolidated assets of the Company, or (c) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group would own, directly or indirectly, 20% or more of the aggregate voting power of the Company after giving effect to the consummation of such transaction.

“Company Termination Fee” means a fee payable by the Company to Parent in cash in the amount of $25,263,711.

“Company TSR PSUs” means all Company PSUs which vest in whole or in part based on achievement of certain total shareholder return performance criteria.

“Company-Owned IP” means the Intellectual Property owned or purported to be owned by the Company and each of its Subsidiaries.

“Confidentiality Agreement” means the letter agreement dated as of July 27, 2026, by and between the Company and Parent.

“Contract” means any agreement, lease, bond, deed, license, contract, note, mortgage, indenture or other obligation.

“Data Protection Laws” means all applicable Laws (including any applicable Laws of jurisdictions where Personal Data is collected) governing the privacy or security of Personal Data, and any other Laws applicable to the collection, storage or processing of Personal Data.

“Data Room” means the Datasite electronic data room labeled “Project Viking” established in connection with the Transactions.

“Employee Company Equity Award” means each Company Equity Award granted to a holder that was an employee of the Company or its applicable Subsidiary for applicable employment Tax purposes at the time such Company Equity Award was granted or at any time thereafter.

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Material, in each case as in effect at the date hereof, or (c) the protection of worker health or safety.

“Environmental Permit” means any permit, license, exemption, consent or other authorization issued or granted under any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDI Laws” means applicable Laws governing investments by certain Persons in strategic business sectors, including those raising national security considerations, in any country where the Company or any of its Subsidiaries do business.

“Fraud” means actual and intentional common law fraud as determined under the laws of the State of Delaware with respect to a representation and warranty set forth in Article  III or Article IV by the Party making such representation or warranty.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including (a) any political subdivision thereof, (b) any Person owned or controlled in whole or in part by a Governmental Entity, and (c) any Person acting in an official capacity for or on behalf of any Governmental Entity.

“Governmental Entity” means any domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity.

“Hazardous Materials” means any substance, element, compound, mixture, solution, and/or waste presently listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Material includes any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Entity or any Environmental Law, including but not limited to any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, per- and polyfluoroalkyl substances, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Health Care Laws” means applicable Laws relating to health care and medical devices, including: (a) the Federal Food, Drug, and Cosmetic Act, as amended (the “FDC Act”), and the regulations promulgated thereunder by the U.S. Food and Drug Administration (the “FDA”), including those governing device establishment registration and listing, premarket notification and premarket approval, the Quality System Regulation, labeling, advertising and promotion, medical device reporting, and the reporting, investigation and remediation of corrections, removals and recalls; (b) the Atomic Energy Act of 1954, as amended, and the rules, regulations, orders, licenses and requirements of the U.S. Nuclear Regulatory Commission (the “NRC”) and comparable state radiation control and Agreement State agencies applicable to products that emit, produce or utilize radiation or radioactive by-product material; (c) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Physician Payments Sunshine Act, and comparable state fraud, abuse and health care payment transparency Laws; (d) the Health Insurance Portability and Accountability Act of 1996, as amended; and (e) any comparable foreign Laws of the foregoing, in each case, as in effect from time to time.

“Inbound Licenses” means Contracts pursuant to which any Person has licensed any Intellectual Property to the Company or any of its Subsidiaries or granted to the Company or any of its Subsidiaries any covenant not to sue or right with respect to any Intellectual Property.

“Intellectual Property” means all intellectual property and associated rights in any jurisdiction in the world, including all (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications to register and all registrations, renewals and extensions thereof, and all goodwill associated with and symbolized by any of the foregoing, (b) Internet domain names, (c) patent disclosures, patent applications and patents, continuations, continuations-in-part, divisionals, revisions, substitutions, provisionals, re-examinations, renewals, extensions and reissues and counterparts thereof, (d) trade secrets and know-how, including all proprietary or confidential inventions, improvements, processes, methods, techniques, modifications, compilations, protocols, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or other confidential information, (e) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, software, databases and database rights, and “moral rights,” (f) all other intellectual property rights arising from software, and (g) rights of publicity and privacy.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the persons listed under Annex A, “Knowledge Group,” of the Company Disclosure Letter and (ii) when referring to the knowledge of Parent, the actual knowledge of the officers of Parent.

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted or promulgated by any Governmental Entity and any judicial interpretation thereof.

“Leased Company Real Property” means all material real property leased by the Company or any of its Subsidiaries.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Non-Employee Company Equity Award” means each Company Equity Award that is not an Employee Company Equity Award.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Parent Material Adverse Effect” means any development, fact, change, event, effect, occurrence or circumstance that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or impede the ability of Parent or Merger Sub to consummate the Transactions.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (c) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date hereof or that the Company or any of its Subsidiaries is permitted to incur under Section  5.1, (d) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes, zoning regulations, rights of way and public easements, (e) Liens that affect the underlying fee interest of any property leased under a Lease, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar Laws, (g) any Liens, matters of record, and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the property to which they relate in the business as currently conducted, (h) non-exclusive licenses to Intellectual Property, and attendant contractual restrictions thereto, and (i) Liens created by or through, or resulting from any facts or circumstances relating to, Parent or its Affiliates.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means information reasonably related to an individual, natural person that is defined as “personal information,” “sensitive personal information,” “personally identifiable information,” “personal data” or any similar terms under Data Protection Laws.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of a Hazardous Material, in each case, in violation of any Environmental Law or in a manner which has or may give rise to any liability under any Environmental Law.

“Representatives” means, with respect to any Person, its officers, directors, consultants, agents, financial advisors, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives and Affiliates.

“Sanctioned Country” means any country that is the subject of comprehensive Sanctions imposed by the United States, which at the time of signing includes Cuba, Iran, North Korea, Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.

“Sanctioned Person” means (a) a Person listed on a prohibited or restricted party list published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (including the “Specially Designated Nationals and Blocked Persons List,” and the Sectoral Sanctions Identifications List) or any Sanctions list maintained by the United Nations Security Council, the United Kingdom, the European Union or its Member States, (b) the government, including any political subdivision, agency or instrumentality thereof, of any Sanctioned Country or Venezuela, (c) a Person located, organized or resident in a Sanctioned Country, or (d) a Person owned 50 percent or more, directly or indirectly, or where relevant under applicable Sanctions, controlled by, any of the parties listed in the foregoing clauses (a)-(c).

“Sanctions” means all Laws relating to embargoes or financial, economic or trade sanctions administered or enforced by the United States, the European Union and its Member States, the United Kingdom and the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such party is a general partner, (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries, or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, whether disputed or not and any other charges, levies, fees or assessments in the nature of taxes imposed by any Governmental Entity.

“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Trade Laws” means Sanctions, and export and import controls Laws administered or enforced by the United States, the United Kingdom and the European Union and its Member States, and any similar Laws in any other material jurisdiction in which the Company or any of its Subsidiaries conduct business or operations.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement, with Knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

The following terms are defined in the sections of this Agreement set forth after such term below:

Terms Not Defined in this Annex A	Location
Agreement	Preamble
Bonus Amounts	Section 5.8(c)
Book-Entry Share	Section 2.1(a)(i)
Certificate	Section 2.1(a)(i)
Certificate of Merger	Section 1.3
Chosen Courts	Section 8.5(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.5(e)
Company	Preamble
Company Acquisition Agreement	Section 5.2(d)
Company Adverse Recommendation Change	Section 5.2(d)
Company Balance Sheet	Section 3.6(b)
Company Balance Sheet Date	Section 3.6(b)
Company Board	Recitals
Company Board Recommendation	Recitals

Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company DSUs	Section 3.2(b)
Company Financial Advisor	Section 3.3(d)
Company Financial Statements	Section 3.6(a)
Company Material Contract	Section 3.18(a)
Company Permits	Section 3.8(b)
Company Products	Section 3.12
Company SEC Documents	Article III
Company Stockholder Approval	Section 3.3(a)
Company Superior Proposal Notice Period	Section 5.2(d)
Company’s Current Premium	Section 5.10(c)
Continuing Employee	Section 5.8(a)
Continuation Period	Section 5.8(a)
D&O Insurance	Section 5.10(c)
DGCL	Recitals
Dissenting Shares	Section 2.3
Dissenting Stockholder	Section 2.3
DTC	Section 2.4(c)
DTC Book-Entry Shares	Section 2.4(e)
Effective Time	Section 1.3
Final Offering Period	Section 2.5(f)
GAAP	Section 3.5(d)
HSR Act	Section 3.4(a)
Indemnified Parties	Section 5.10(a)
Insurance Arrangements	Section 3.16
Intervening Event	Section 5.2(e)
Lease	Section 3.17(c)
Letter of Transmittal	Section 2.4(c)
Material Customer	Section 3.18(a)(v)
Material Supplier	Section 3.18(a)(v)
Measurement Time	Section 3.2(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals

Nasdaq	Section 3.4(a)
New Purchase Date	Section 2.5(f)
Non-DTC Book-Entry Share	Section 2.4(c)
Open Offering Period	Section 2.5(f)
Outside Date	Section 7.1(b)(i)
Owned Real Property	Section 3.17(b)
Parent	Preamble
Parent Board	Recitals
Party; Parties	Preamble
Paying Agent	Section 2.4(a)
Payment Fund	Section 2.4(a)
Pre-Closing Period	Section 5.1(a)
Proxy Statement	Section 5.3(a)
Recent Company SEC Documents	Section 3.5(a)
Registered IP	Section 3.15(a)
Remedy	Section 5.5(c)
Required Governmental Approvals	Section 3.4(a)
Restraint	Section 6.1(c)
SOX	Section 3.5(f)
Stockholders’ Meeting	Section 5.4(a)
Surviving Corporation	Section 1.1(a)
Transactions	Recitals
Transaction Documents	Section 8.8(a)